Exhibit 4.3

EXECUTION COPY

INVESTMENT NUMBER 41090

MASTER GREEN BOND SUBSCRIPTION AGREEMENT

between

BANCO DE GALICIA Y BUENOS AIRES S.A.

and

INTERNATIONAL FINANCE CORPORATION

Dated March 23, 2018

TABLE OF CONTENTS

Article/ Section	Item	Page No.

ARTICLE I		5

Definitions and Interpretation		4

Section 1.01.	Definitions	5
Section 1.02.	Financial Calculations	15
Section 1.03.	Interpretation	16
Section 1.04.	Business Day Adjustment	16

ARTICLE II		17

The Bonds		17

Section 2.01.	The Bonds	17
Section 2.02.	Disbursement Procedure	17
Section 2.03.	Interest	18
Section 2.04.	Default Interest Rate	18
Section 2.05.	Repayment	19
Section 2.06.	Prepayment	19
Section 2.07.	Fees	19
Section 2.08.	Currency and Place of Payment	19
Section 2.09.	Increased Costs	20
Section 2.10.	Unwinding Costs	20
Section 2.11.	Suspension or Cancellation by the Subscribers	20
Section 2.12.	Taxes	20
Section 2.13.	Expenses	20

ARTICLE III		21

Representations and Warranties		21

Section 3.01.	Representations and Warranties	21
Section 3.02.	The Subscriber's Reliance	22

ARTICLE IV		23

Conditions of Subscription		23

Section 4.0l.	Conditions of Subscription.	23
Section 4.02.	Conditions for the Subscriber's Benefit.	25

ARTICLE V		26

Particular Covenants		26

Section 5.01.	Affirmative Covenants	26
Section 5.02.	Negative Covenants	28

ANNEXES:

Annex A:	MINIMUM INSURANCE REQUIREMENTS
Annex B:	EXCLUSION LIST
Annex C:	SANCTIONABLE PRACTICES
Annex D:	COPY OF SEMS PLAN
Annex E:	ESCASANY, AYERZA AND BRAUN FAMILY MEMBERS
Annex F:	ELIGIBILITY CRITERIA FOR ELIGIBLE SUB-LOANS
Annex G:	ISSUER'S AUTHORIZATIONS

SCHEDULES:

Schedule 1:	FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY
Schedule 2:	FORM OF NOTICE OF INTENTION
Schedule 3.A:	FORM OF INDICATIVE RATE NOTICE
Schedule 3.B:	FORM OF DISBURSEMENT LIMIT ORDER NOTICE
Schedule 3.C:	FORM OF CONFIRMATION
Schedule 4.A:	FORM OF SUPPLEMENTAL BOND SUBSCRIPTION AGREEMENT FOR IFC

Schedule 4.B:	FORM OF SUPPLEMENTAL BOND SUBSCRIPTION AGREEMENT FOR NEW SUBSCRIBERS
Schedule 5:	FORM OF SERVICE OF PROCESS LETTER
Schedule 6:	FORM OF LETTER TO AUDITORS
Schedule 7:	FORM OF ANNUAL REVIEW OF OPERATIONS REPORT
Schedule 8:	FORM OF PORTFOLIO REPORT
Schedule 9:	FORM OF S&E PERFORMANCE REPORT
Schedule 10:	FORM OF ELIGIBLE SUB-LOANS REPORT

MASTER GREEN BOND SUBSCRIPTION AGREEMENT

MASTER GREEN BOND SUBSCRIPTION AGREEMENT (the “Agreement”) dated March 23, 2018, between BANCO DE GALICIA Y BUENOS AIRES S.A., a banking institution organized and existing under the laws of the Republic of Argentina (the “Issuer”), and INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the Republic of Argentina (“IFC”).

RECITALS

Whereas, the Issuer is planning to increase its sustainable energy finance loan portfolio and to issue “Green Bonds” to partially finance such expansion;

Whereas, the Issuer has requested IFC to subscribe, limited to the IFC Commitment, Bonds in order to finance exclusively Eligible Sub-loans to Eligible Sub-borrowers for the purpose funding Eligible Subprojects, as described below; and

Whereas, IFC is willing to subscribe Bonds upon the terms and conditions set forth in this Agreement and the relevant Supplemental Bond Subscription Agreement as defined herein.

ARTICLE I

Definitions and Interpretation

Section 1.01. Definitions.

Wherever used in this Agreement, the following terms have the meanings opposite them:

“Accounting Standards” means International Financial Reporting Standards (“IFRS”) promulgated by the International Accounting Standards Board (“IASB”) (which include standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis or the banking accounting standards of the Country;

“Additional Bonds” means additional Bonds issued by the Issuer under and in accordance with the relevant Corporate Resolutions of the Issuer and which qualify as Bonds hereunder and under the other Transaction Documents;

“Additional Issuance Amount” has the meaning assigned to it in Section 2.0l(c) (The Bonds);

“Adjusted Interest Rate Gap” means for any time period listed in the first column of the following chart (each, a “Time Period”), the result obtained by multiplying: (i) the Interest Rate Gap for such Time Period; by (ii) the weighting factor listed opposite such Time Period in the second column of the following chart:

Time Period	Weighting Factor
0 to and including 180 days	1.0%
Greater than 180 days to and
including 360 days Greater than 1 year to and	3.5%
including 3 years Greater than 3 years to and	8.0%
including 5 years Greater than 5 years to and	13.0%
including 10 years	18.0%
Greater than 10 years	20.0%

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person (where “control” means the power to direct the management or policies of a Person, directly or indirectly, provided that the direct or indirect ownership of 20% or more of the voting share capital of a Person is deemed to constitute control of such Person, and “controlling” and “controlled” have corresponding meanings);

“Aggregate Foreign Exchange Open Position” means the aggregate of all Foreign Exchange Open Positions of the Issuer;

“Aggregate Foreign Exchange Risk Ratio” means the result obtained by dividing: (i) the Aggregate Foreign Exchange Open Position; by (ii) Total Capital;

“Aggregate Interest Rate Risk Ratio” means the result obtained by dividing: (i) the aggregate of all Adjusted Interest Rate Gaps in all Time Periods; by (ii) Total Capital, it being understood that positive and negative Adjusted Interest Rate Gaps should be netted in such calculation;

“Aggregate Large Exposures Ratio” means the result obtained by dividing: (i) the aggregate of all Large Exposures; by (ii) Total Capital;

“Aggregate Negative Maturity Gap Ratio” means for Foreign Currencies and local currencies, the result obtained by dividing: (i) the aggregate of each Currency Maturity Gap which is a negative number; by (ii) Total Capital;

“Agreement” means this Master Bond Subscription Agreement, as may be amended from time to time;

“AML/CFT Officer” means a senior officer of the Issuer whose duties include oversight or supervision of the implementation and operation of, and compliance with, the Issuer's anti-money laundering and combating the financing of terrorism (AML/CFT) policies, procedures and controls;

“Applicable S&E Law” means all applicable statutes, laws, ordinances, rules and regulations of the Country, including but not limited to any license; permit or other governmental Authorization imposing liability or setting standards of conduct concerning any environmental, social, labor, health and safety or security risks of the type contemplated by the Performance Standards;

“Argentine Central Bank” means the Banco Central de la Republica Argentina;

“Auditors” means, as of the date hereof, Price Waterhouse & Co. S.R.L. or such other firm that the Issuer appoints from time to time as its auditors pursuant to Section 5.0l(c) (Affirmative Covenants);

“Authority” means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

“Authorization” means any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors' and shareholders' approvals or consents;

“Authorized Representative” means any natural person who is duly authorized by the Issuer to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by the Issuer to the Subscriber;

“Availability Period” means the period commencing on the date hereof and ending (i) 90 days after the signing of this Agreement, or (ii) in the case of any subscription of Additional Bonds, 90 days after the signing of the relevant Supplemental Bond Subscription Agreement;

“Banking Regulations” means the laws and regulations applicable to banking and financial institutions in the Country, including any rules, regulations and/or directives issued by the Argentine Central Bank or any Person exercising the functions of a central bank or that otherwise has authority to regulate the banking sector in the Country;

“Bond Currency” means Dollars;

“Bond Documents” means (i) the Corporate Resolutions of the Issuer; (ii) the Bonds; (iii) the Terms and Conditions; (iv) the Caja de Valores Agreement; and (v) any other documents or agreements in relation therewith, in implementation therewith, supplemental thereto on in replacement thereof;

“Bonds” means the fixed rate, unsecured, unsubordinated negotiable obligations (obligaciones negociables) named “Green Bonds” to be issued by the Issuer, in accordance with Section 2.01 (The Bonds), pursuant to the Corporate Resolutions of the Issuer which will at all times qualify as “green bonds” in accordance with the Green Bond Principles;

“Business Day” means a day when banks are open for business in New York, New York;

“Caja de Valores” means Caja de Valores S.A.;

“Caja de Valores Agreement” means the agreement entered or to be entered into between the Issuer and Caja de Valores in respect of the Bonds pursuant to which Caja de Valores will serve as registrar of the Bonds, in form and substance satisfactory to the Subscriber;

“CAO” means Compliance Advisor Ombudsman, the independent accountability mechanism for IFC that impartially responds to environmental and social concerns of affected communities and aims to enhance outcomes;

“Category “A” Activity” means any activity of an Eligible Sub-borrower which is likely to have significant adverse environmental impacts that are sensitive, diverse or unprecedented;

“Certificate of Incumbency and Authority” means a certificate provided to the Subscriber by the Issuer in the form of Schedule 1 (Form of Certificate of Incumbency and Authority);

“CFO” means the chief financial officer of the Issuer;

“Change of Control” means any of the following: (i) the Escasany, Ayerza and Braun Family Members, at any time and for any reason cease to Control or to own 100% of the voting and economic interests in EBA Holding S.A.; (ii) EBA Holding S.A.at any time and for any reason ceases to own at least 50.1% of the voting interests and at least 16.7% of the economic interests in Grupo Galicia (determined on a fully diluted basis); (iii) any Person other than EBA Holding S.A.shall have obtained the power (whether or not exercised) to elect a majority of the board of directors of Grupo Galicia; (iv) the board of directors of Grupo Galicia shall cease to consist of a majority of continuing directors; (v) Grupo Galicia at any time and, for any reason ceases to own at least 100% of the voting and economic interests in the Issuer (determined on a fully diluted basis); (vi) any Person other than Grupo Galicia shall have obtained the power (whether or not exercised) to elect a majority of the board of directors of the Issuer; (vii) the board of directors of the Issuer shall cease to consist of a majority of continuing directors; or (viii) a “change of control” or similar event shall occur as provided in any other loan or preferred stock documentation relating to Grupo Galicia or the Issuer;

“Charter” means, with respect to the Issuer, its estatutos;

“Coercive Practice” has the meaning assigned to it in Annex C;

“Collusive Practice” has the meaning assigned to it in Annex C;

“Commitment'' means the IFC Commitment and the New Subscriber's Commitment jointly, in accordance with Section 2.01 (The Bonds);

“Consolidated” or “Consolidated Basis” means with respect to any financial statements to be provided, or any financial calculation to be made, under or for the purposes of this Agreement and any other Transaction Document the method referred to in Section 1.02(c) (Financial Calculations); and the entities whose accounts are to be consolidated with the accounts of the Issuer are all the Subsidiaries of the Issuer;

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise, and the verb “Control” and the terms “Controlling” and “Controlled” have the meanings correlative to the foregoing; provided that any controller (veedor) appointed by the Argentine Central Bank to oversee the operations of the Issuer shall not be construed as “Controlling” the direction of the management and/or policies of the Issuer;

“Confirmation” means, with respect to the Disbursement, a notice from the Subscriber to the Issuer, substantially in the form of Schedule 3.C, specifying the Relevant Spread, the Disbursement Fixed Interest Rate, amount and date;

“Corporate Resolutions of the Issuer” means (i) the resolution of the ordinary shareholders' meeting of the Issuer passed on March 21, 2018; (ii) the resolutions of the board of directors of the Issuer setting forth the Terms and Conditions; (iii) the resolution of the ordinary shareholders' meeting of the Issuer which resolves to increase the Initial Issuance Amount, if any; (iv) the resolutions of the board of directors of the Issuer setting forth the Terms and Conditions applicable to the Additional Bonds, if any; and (v) any other corporate documents or agreements in relation therewith, in implementation therewith, supplemental thereto on in replacement thereof;

“Corrupt Practice” has the meaning assigned to it in Annex C;

“Country” means the Republic of Argentina;

“Currency Maturity Gap” means for assets and liabilities denominated in the same currency, the difference between: (i) the aggregate of all on- and off-balance sheet assets maturing within 90 days; and (ii) the aggregate of all on- and off-balance sheet liabilities maturing within 90 days;

“Deed of Accession” means a deed of accession in the form of Annex 1 of the Supplemental Bond Subscription Agreement to be executed and delivered between the Issuer, IFC and any New Subscriber, pursuant to which such New Subscriber shall agree to be bound by the terms of this Agreement;

“Disbursement” means any disbursement of funds made by the Subscriber to pay the subscription price of Bonds subscribed under the relevant Supplemental Bond Subscription Agreement;

“Disbursement Date” means the date in which the Subscriber makes a Disbursement;

“Disbursement Limit Order Notice” means with respect to the Disbursement, a notice from the Issuer to the Subscriber, substantially in the form of Schedule 3.B, in which the Issuer confirms its agreement with the Indicative Rate in the Indicative Rate Notice;

“Dollars” and “$” means the lawful currency of the United States of America;

“Economic Group” means, with respect to any Person, all Persons that are Affiliates, Related Parties or Linked Parties of such Person;

“Economic Group Exposure Ratio” means the result obtained by dividing: (i) the Exposure of the Issuer to any Person or Economic Group; by (ii) Total Capital;

“Eligible Sub-borrower” means any legal entity organized and existing under the laws of the Country which meets the eligibility criteria set forth in Annex F;

“Eligible Sub-loan” means any loan which is made by the Issuer to an Eligible Sub-borrower which meets the eligibility criteria set forth in Annex F;

“Eligible Sub-project” means, any capital expenditure program, expansion capacity or any combination thereof consisting of activities not on the Exclusion List, located in the Country, which complies with applicable laws of the Country and complies with the provisions of Section 5.06(c) (General Requirements Relating to Eligible Sub-loans);

“Equity to Assets Ratio” means the result obtained by dividing: (i) Shareholders' Equity; by (ii) Total Assets;

“Escasany, Ayerza and Braun Family Members” means any members of the Escasany, Ayerza and Braun families who are holders of Class “A” Shares of EBA Holding S.A., or their heirs, descendants and spouses who receive shares as a result of dissolution of marriage, or otherwise, which holders of Class “A” Shares and the Fundacion Banco de Galicia y Buenos Aires S.Aare (to the extent applicable) identified in the shareholders’ meeting minutes, Number 1 of EBA Holding S.A. dated October 12, 1999, and registered before the Registro Publico de Comercio under number 18,036, Libra VIII, Tomo de Sociedades par Acciones, Numero Correlativo IGJ 1670663, the names of which are identified in Annex E•,

“Event of Default” means any one of the events specified in Section 6.02 (Events of Default);

“Excluded Sub-projects” means the sub-projects set forth under such denomination in Annex F;

“Exclusion List” means the list of prohibited activities set forth in Annex B;

“Exposure” means with respect to any Person or Economic Group, the aggregate of all onbalance sheet assets (including equity) and off-balance sheet commitments and contingencies of the Issuer to such Person or Economic Group, less any related cash collateral; provided, however, that any on balance sheet assets (including equity), or off-balance sheet commitments or contingencies to the Argentine Central Bank denominated in Pesos shall not be included in the calculation of the Exposure of the Issuer to such Person or Economic Group;

“Financial Year” means the accounting year of the Issuer commencing each year on January 1 and ending on the following December 31, or such other period as the Issuer, with the Subscriber’s consent, from time to time designates as its accounting year;

“Fixed Assets Plus Equity Participations Ratio” means the result obtained by dividing: (i) the aggregate of net fixed assets and equity investments, less (A) investments in unconsolidated banking and financial subsidiary companies, and (B) investments in capital of other banks and financial institutions; by (ii) Total Capital;

“Fixed Base Rate” means, with respect to the Disbursement, the fixed rate reflecting the cost at which the Subscriber can provide fixed rate financing in the Bond Currency;

“Fixed Interest Rate” means, with respect to the Disbursement, a rate per annum equal to the sum of the Fixed Base Rate and the Relevant Spread, being such rate determined at the time of the Disbursement and in accordance with the provisions of Section 2.02 (Disbursement Procedure) and Section 2.03 (Interest);

“Foreign Currency” means any currency other than Pesos;

“Foreign Currency Maturity Gap Ratio” means for each Foreign Currency representing more than 5% of the Issuer's Total Assets, the result obtained by dividing: (i) the Currency Maturity Gap; by (ii) Total Capital;

“Foreign Exchange Open Position” means with respect to any Foreign Currency, the absolute difference between assets and liabilities in that Foreign Currency, after giving effect to all Qualifying OffBalance Sheet Hedges;

“Fraudulent Practice” has the meaning assigned to it in Annex C;

“Green Bond Principles” means the voluntary process guidelines for issuing green bonds issued by the International Capital Market Association on June 2, 2017;

“Grupo Galicia” means Grupo Financiero Galicia S.A., a corporation (sociedad anonima) organized and existing under the laws of the Country;

“IFC Commitment” means the commitment of IFC in relation to the subscription of the Bonds in accordance with Section 2.01 (The Bonds);

“Increased Costs” means the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction in return to, the Subscriber in connection with the making or maintaining of the Bonds that result from:

(i)	any change in any applicable law or regulation or directive (whether or not having force of law) or in its interpretation or application by any Authority charged with its administration; or
(ii)	compliance with any request from, or requirement of, any central bank or other monetary or other Authority;

which, in either case, after the date of this Agreement: (A) imposes, modifies or makes applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans made by the Subscriber; (B) imposes a cost on the Subscriber as a result of the Subscriber having made the Bonds reduce the rate of return on the overall capital of the Subscriber that it would have achieved, had the Subscriber not subscribed the Bonds, (C) changes the basis of taxation on payments received by the Subscriber in respect of the Bonds (otherwise than by a change in taxation of the overall net income of the Subscriber imposed by the jurisdiction of its incorporation or in any political subdivision of any such jurisdiction); or (D) imposes on the Subscriber any other condition regarding the making or maintaining of the Bonds;

“Increased Costs Certificate” means a certificate provided from time to time by the Subscriber certifying: (i) the circumstances giving rise to the Increased Costs; (ii) that the costs of the Subscriber have increased or the rate of return of either of them has been reduced; (iii) that, the Subscriber has, in its opinion, exercised reasonable efforts to minimize or eliminate the relevant increase or reduction; and (iv) the amount of Increased Costs;

“Initial Issuance Amount” has the meaning assigned to it in Section 2.0l(a) (The Bonds);

“Interest Payment Date” means June 15 and December 15 in each year starting from the Disbursement Date and until the maturity of the Bonds, determined in accordance with Section 2.05 (Repayment);

“Interest Period” means each period of 6 months beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period applicable to the Disbursement when it means the period beginning on the date on which the Disbursement is made and ending on the day immediately before the next following Interest Payment Date;

“Interest Rate Gap” means, for any Time Period, the difference between: (i) on- and off-balance sheet assets repricing or maturing in such Time Period, and (ii) on- and off-balance sheet liabilities maturing or repricing in such Time Period;

“Interest Rate Risk Ratio” means, for each Time Period, the result obtained by dividing: (i) the Adjusted Interest Rate Gap for such Time Period; by (ii) Total Capital;

“Large Exposure” means, with respect to any Person or Economic Group, the Exposure of the Issuer to such Person or Economic Group which is in excess of 10% of the Issuer’s Total Capital;

“Liability” or “Liabilities” means with respect to any Person, the aggregate of all obligations (actual or contingent) of such Person to pay or repay money;

“LIBOR” means the London interbank offered rates for deposits in Dollars administered by ICE Benchmark Administration Limited (“ICE”) (or any at her applicable entity which takes over administration of those rates) which appear on the relevant page of the Reuters Service (currently page LIBOR0l) or, if not available, on the relevant pages of any other service (such as Bloomberg Financial Markets Service) that displays such rates; provided that if ICE (or any other applicable entity which takes over administration of those rates) for any reason ceases (whether permanently or temporarily) to publish London interbank offered rates for deposits in Dollars, “LIBOR” shall be determined by the Subscriber based on prevailing market practices then in effect;

“Lien” means any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker's lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

“Linked Party” means, with respect to any Person (“Person A”), all Persons who have received a loan or other extension of credit from the Issuer and (a) have provided proceeds of a loan or extension of credit for Person A’s direct benefit (where “direct benefit” means when the proceeds, or assets purchased with the proceeds, are transferred to another Person, other than in a bona fide arm's length transaction); or (b) have a financial interest in a common enterprise with Person A, where a common enterprise is deemed to exist when the expected source of repayment for each loan or extension of credit to either Person is the same for each Person and neither Person A nor the other Person has another source of income from which the loan (together with such Person’s other obligations) may be fully repaid; and it is understood that an employer will be treated as the source of repayment for credit to an employee of such employer under this clause (b) so that any employee of such Person who has received a loan or other extension of credit from the Issuer shall be considered a Linked Party of such Person;

“London Business Day” means a day when banks are open for business in London, England;

“Long-Term Debt” means that part of the Liabilities of the Issuer whose final maturity falls due more than 1 year after the date it is incurred (including the current maturities thereof);

“Make Whole Amount” means any cost, expense or loss (including opportunity cost) that the Subscriber may incur due to prepayment or acceleration of the Disbursement, resulting from (i) prepaying or terminating borrowings or swaps or other hedging transactions maintained for funding or hedging all or any part of the Disbursement; (ii) entering into any offsetting swaps or other hedging transactions; or (iii) reinvesting amounts prepaid or accelerated, in each case taking into account the prevailing market conditions at the time of prepayment or acceleration and determined by the Subscriber in its sole discretion;

“Material Adverse Effect” means a material adverse effect on: (i) the Issuer, its assets or properties; (ii) the Issuer's business prospects or financial condition; (iii) the implementation of, or the carrying on of, the Issuer's business or operations; or (iv) the ability of the Issuer to comply with its obligations under this Agreement or under any other Transaction Document to which the Issuer is a party;

“New Subscriber” means any Person other than IFC which, by signing a Deed of Accession and a Supplemental Bond Subscription Agreement, intends to be bound by the terms of this Agreement and subscribe the Additional Bonds and pay the relevant subscription price;

“New Subscriber’s Commitment” means the commitment of the New Subscriber in relation to the subscription of the Additional Bonds in accordance with Section 2.01 (The Bonds);

“Obstructive Practice” has the meaning assigned to it in Annex C;

“Open Credit Exposures Ratio” means the result obtained by dividing: (i) Problem Exposures less total provisions; by (ii) Total Capital;

“Performance Standards” means IFC’s Performance Standards on Social and Environmental Sustainability, dated January I, 2012 and available at http://www.ifc.org/perfonnancestandards;

“Person” means any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“'Pesos” means the lawful currency of the Country;

“Potential Event of Default” means any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof become an Event of Default;

“Prepayment Premium” means the prepayment premium to be paid by the Issuer to the Subscriber in case of voluntary prepayment, in whole or in part, of the Bonds in accordance with Section 2.06 (Prepayment), to be set as follows: (i) 4% of the amount of the Bonds to be prepaid, if the prepayment occurs within 2 years starting from the Disbursement Date, (ii) 3% of the amount of the Bonds to be prepaid, if the prepayment occurs between the third and the fourth year starting from the Disbursement Date, and, (iii) 2% of the amount of the Bonds to be prepaid if the prepayment occurs after the fourth year starting from the Disbursement DateThe Prepayment Premium shall apply for each full year starting from the date of prepayment of the Bonds to the final maturity of the Bonds; provided that, for any period of less than I year, the Prepayment Premium shall be pro-rated on the basis of a 360-day year for the actual number of days in such period;

“Private Placement” means the private placement (colocaci6n privada) of the Bonds to the Subscriber;

“Private Placement Offer” means the offer in relation to the Private Placement sent by the Issuer to the Subscriber in accordance with Section 2.02 (Disbursement Procedure);

“Problem Exposures” means the aggregate of: (i) Exposures where any portion of such Exposures are, on non-accrual status, 90 days or more in arrears, or for which there is otherwise doubt that payments will be made in full; (ii) Exposures where any portion of such Exposure has been a Restructured Troubled Loan within the past consecutive 12 months; (iii) assets received in lieu of payment (including, but not limited to, real estate and equity shares); and (iv) claims on other Persons that are unreconciled, unsettled or otherwise unresolved for 90 days or longer;

“Qualifying Off-Balance Sheet Hedges” means hedging instruments with regulated banks rated investment grade on the national scale by any of Standard & Poor’s, Moody’s Investors Service or Fitch Ratings, Ltd.;

“Rate Setting Date” means, in relation to the Disbursement, the date on which the relevant Fixed Interest Rate is determined pursuant to Section 2.02 (Disbursement Procedure);

“Rate Setting Period” means with respect to the Disbursement Limit Order Notice delivered by the Issuer to the Subscriber, the period beginning on (and including) the date on which the Subscriber receives such Disbursement Limit Order Notice (if such date is a Business Day and otherwise on the first Business Day thereafter) and ending on (and including) the earlier of: (i) 5:00 p m. New York time on the second Business Day immediately following the date of such receipt; (ii) the date on which the Subscriber successfully determines the relevant Fixed Interest Rate, as applicable, in accordance with Section 2.02 (Disbursement Procedure); and (iii) the date on which any revocation of such Disbursement Limit Order Notice becomes effective;

“Related Party” means, with respect to any Person, any other Person meeting any of the following criteria: (i) each member of such Person’s board of directors, supervisory board or equivalent body; (ii) each member of such Person's executive management; (iii) each Person holding, directly or indirectly, more than 5% of the voting or non-voting share capital of such Person; (iv) each of the parents, children and siblings of the Persons falling under clauses (i) through (iii) above; (v) each of the spouses of the Persons falling under clauses (i) through (iv) above; and (vi) each of the Affiliates and Linked Parties of the Persons falling under clauses (i) through (v) above;

“Related Party Exposure Ratio” the result obtained by dividing: (i) the Exposure of the Issuer to all Related Parties of the Issuer, less any Exposure of the Issuer to any operating subsidiary of the Issuer involved in leasing, factoring, consumer finance, mortgage finance, or merchant/investment banking; by (ii) Total Capital; provided that a “subsidiary”, for purposes of this definition, is defined as a corporate entity that is controlled by another corporate entity, the parent; and provided further that “control”, for purposes of this definition, is the power to govern the financial and operating policies of an enterprise so as to obtain benefits from its activities (control is assumed when a corporate entity owns, holds, or controls 50% or more of the voting power in another corporate entity, the subsidiary);

“Relevant Financing Operations” means the financing operations of the Issuer in the Country; “Relevant Spread” means 2.75%;

“Restructured Troubled Loans” means those loans and leases whose terms have been modified (including by reduction in interest rate, partial principal write-off, extension of tenor), because of deterioration in the financial condition of the borrower, to provide for a reduction in the principal, or interest repayment, or other terms and conditions; once an obligation has been restructured because of such credit problems, it continues to be considered restructured until paid in full or until the borrower complies with the restructured terms through regular principal and interest repayments, for at least 12 consecutive months, not counting any grace period provided at restructuring time; provided, however, that a loan extended or renewed at a stated interest rate equal to the current interest rate for a debt with similar risk is not considered a Restructured Troubled Loan;

“Risk Weighted Assets” means, with respect to the Issuer, the amount of the “Activos Ponderados por Riesgo” (APR) as computed in accordance with the Banking Regulations as of the date of this Agreement (referring in particular to Communication “A” 5889), which include, among others, credit, operational and market risk;

“Risk Weighted Capital Adequacy Ratio” means the result obtained by dividing: (i) Total Capital; by (ii) Risk Weighted Assets;

“Sanctionable Practice” means any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined herein and interpreted in accordance with the Anti-Corruption Guidelines attached to this Agreement as Annex C;

“SEMS Officer” means a senior officer of the Issuer to be responsible for the administration and oversight of the S&E Management System, initially appointed in accordance with Section 4.01 (m) (Conditions of Subscription);

“SEMS Plan” means the plan or plans to be implemented by the Issuer, a copy of which is attached hereto as Annex D, setting out the specific measures, modifications and enhancements to be undertaken by the Issuer in respect of the S&E Management System;

“Shareholders Equity” means total equity as calculated under the Accounting Standards;

“Shell Bank” means a bank incorporated in a jurisdiction in which it has no physical presence and which is not an Affiliate of a regulated (i) bank or (ii) financial group;

“Single Currency Foreign Exchange Risk Ratio” means for each Foreign Currency, the result obtained by dividing: (i) the Foreign Exchange Open Position; by (ii) Total Capital;

“SME” means small and medium-sized enterprises, incorporated in the Country;

“Subscriber” means IFC and any New Subscriber, as applicable and as the context requires;

“Subsidiary” means, with respect to any Person, any entity over 50% of whose capital is owned, directly or indirectly, by that Person; or for which that Person may nominate or appoint a majority of the members of the board of directors or persons performing similar functions; or which is otherwise effectively controlled by that Person;

“Sub-borrower” means a Person that meets the criteria listed in the definition of the term “Eligible Sub-borrower” to whom the Issuer makes an Eligible Sub-loan;

“Sub-project” means an Eligible Sub-project financed by an Eligible Sub-loan;

“Supplemental Bond Subscription Agreement” means any supplemental subscription agreement that instruments (i) the subscription of Bonds by IFC, in the form of Schedule 4.A; or (ii) the subscription of Additional Bonds by any New Subscriber, in the form of Schedule 4.B;

“S&E Management System” means the social and environmental management system of the Issuer, as implemented and/or in effect from time to time, that enables the Issuer to identify, assess and manage the social and environmental risks in respect of the Eligible Sub-loans in line with S&E Requirements;

“S&E Performance Report” means a written report prepared by the Issuer, in form and substance satisfactory to IFC substantially in the form of Schedule 9, evaluating the social and environmental performance of Sub-borrowers for the previous fiscal year, describing in reasonable detail (i) implementation and operation of the S&E Management System and (ii) the environmental and social performance of the Sub-borrowers;

“S&E Requirements” means the social and environmental obligations to be undertaken by the Eligible Sub-borrowers to ensure compliance with: (i) the Exclusion List; (ii) Applicable S&E Laws; (iii) the Performance Standards; and (iv) any other requirements established by the S&E Management System;

“Taxes” means any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;

“Terms and Conditions” means the terms and conditions of the Bonds, and the issuance and placement thereof, as provided in the Corporate Resolutions of the Issuer;

“Time Period” has the meaning set forth in the definition of Adjusted Interest Rate Gap;

“Total Assets” means total assets, as calculated under the Accounting Standards;

“Total Capital” means, with respect to the Issuer, the amount of the “Responsabilidad Patrimonial Computable” as computed in accordance with the Banking Regulations as of the date of this Agreement (referring in particular to Communication “A” 5889);

“Transaction Documents” means (i) this Agreement; (ii) all and each of the Supplemental Bond Subscription Agreements; (iii) all and each of the Deeds of Accession; (iv) the Bond Documents; and (v) any other documents or agreements in relation therewith, in implementation therewith, supplemental thereto on in replacement thereof;

“Voting Stock” means with respect to any Person, any stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person; provided that for the purposes hereof, stock which carries only the right to vote conditionally on the happening of an event shall not be considered Voting Stock, whether or not such event shall have happened; and

“World Bank” means the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries.

Section 1.02. Financial Calculations.

(a)All financial calculations to be made under, or for the purposes of, this Agreement and any other Transaction Document shall be made in accordance with the Accounting Standards and, except as otherwise required to conform to any provision of this Agreement, shall be calculated from the then most recently issued quarterly financial statements which the Issuer is obligated to furnish to the Subscriber under Section 5.04 (a) (Reporting Requirements).

(b)Where quarterly financial statements from the last quarter of a Financial Year are used for the purpose of making certain financial calculations then, at the Subscriber’s option, those calculations may instead be made from the audited financial statements for such Financial Year.

(c)If a financial calculation is to be made under or for the purposes of this Agreement or any other Transaction Document on a Consolidated Basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated with the accounts of the Issuer plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Issuer.

Section 1.03. Interpretation. In this Agreement, unless the context otherwise requires:

(a)headings are for convenience only and do not affect the interpretation of this Agreement;

(b)a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(c)words importing the singular include the plural and vice versa;

(d)a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and

(e)a reference to a party to any document includes that party's successors and permitted assigns.

Section 1.04. Business Day Adjustment. (a) When an Interest Payment Date is not a Business Day, then such Interest Payment Date shall be automatically changed to the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)When the day on or by which a payment (other than a payment of principal or interest) is due to be made is not a Business Day, that payment shall be made on or by the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

ARTICLE II

The Bonds

Section 2.01. The Bonds. Subject to the terms and conditions of this Agreement:

(a)The Issuer agrees to issue Bonds for an amount up to $ 100,000,000 (the “Initial Issuance Amount”). The Bonds shall be (i) uncertificated securities (escriturales); (ii) unlisted; and (iii) placed through a Private Placement.

(b)IFC agrees to subscribe Bonds at par value for an amount up to $ 100,000,000 (the “IFC Commitment”).IFC will perform the subscription of Bonds, for an amount up to the IFC Commitment, by executing the relevant Supplemental Bond Subscription Agreement.

(c)During the 12-month period beginning on March 20, 2018, the Issuer may increase the Initial Issuance Amount and issue additional Bonds (the “Additional Bonds”) for an amount of up to $ 50,000,000 (the “Additional Issuance Amount”) and offer such Additional Bonds to one or more New Subscribers.

(d)The IFC Commitment or the commitment of any New Subscriber (the “New Subscriber’s Commitment” and, together with the IFC Commitment, the “Commitment”) shall be subject to the conditions set forth in Article IV (Conditions of Subscription) and the signing by the Issuer and IFC or by the Issuer and the relevant New Subscriber, as applicable, of the relevant Supplemental Bond Subscription Agreement.

(e)Any issuance and private placement (colocacion privada) of Additional Bonds by the Issuer and all and any subscription of Additional Bonds by any New Subscriber shall be governed by the provisions of this Agreement, which shall be applicable to the New Subscriber mutatis mutandis.

Section 2.02. Disbursement Procedure. (a) The Issuer may request the Disbursement, during the Availability Period, in accordance with this Section 2.02, by delivering to the Subscriber, at least 15 Business Days prior to the proposed date of the Disbursement (or such shorter period as agreed between the Subscriber and the Issuer in writing), a notice of the intention to make the Private Placement Offer substantially in the form of Schedule 2 (the “Notice of Intention”);

(b)Within 10 Business Days following the receipt of the Notice of Intention, and subject to the Subscriber’s determination that all conditions for the Disbursement have been satisfied, the Subscriber shall deliver to the Issuer a notice in the form of Schedule 3.A specifying the rate (the “Indicative Rate”) reflecting the Fixed Interest Rate at which the Subscriber would invest in the Bonds at a price of par (the “Indicative Rate Notice”);

(c)No later than 2 Business days after receipt of the Indicative Rate Notice, the Issuer shall deliver to the Subscriber the Disbursement Limit Order Notice in the form of Schedule 3.B confirming its agreement with the Indicative Rate;

(d)Upon receipt of the Disbursement Limit Order Notice, at any time during the Rate Setting Period, the Subscriber shall use reasonable efforts to determine, for purposes of the Disbursement, a Fixed Interest Rate that does not exceed the Indicative Rate given a price of par, provided, however, that prior to the determination of the Fixed Interest Rate by the Subscriber during the Rate Setting Period, the Disbursement Limit Order Notice may be revoked by the Issuer in writing and any such revocation shall not be effective unless and until the Subscriber provides a written acknowledgement of such revocation to the Issuer;

(e)Unless otherwise agreed by the Issuer and the Subscriber, the Disbursement Date shall be the second Business Day following the Rate Setting Date;

(f)If, during the Rate Setting Period, the Subscriber is not able to determine a Fixed Interest Rate that does not exceed the Indicative Rate, the Subscriber shall promptly notify the Issuer of its inability to make such determination and may send a new Indicative Rate Notice with a new Indicative Rate and the Issuer shall promptly deliver a new Disbursement Limit Order Notice documenting its agreement with such new Indicative Rate. If the Subscriber is not then able to determine a Fixed Interest Rate that does not exceed the Indicative Rate specified in the latest Indicative Rate Notice, the Subscriber shall promptly notify the Issuer in writing, the Notice of Intention shall be deemed as void and without effect and in order to request the Disbursement, the Issuer shall be required to send to the Subscriber a new Notice of Intention for the Disbursement if it wishes to request the Disbursement;

(g)Following the determination of a Fixed Interest Rate, the Subscriber shall provide to the Issuer a Confirmation substantially in the form of Schedule 3.C. The Issuer shall promptly and prior to the Private Placement and the Disbursement, sign any such Confirmation and return the same to the Subscriber (it being understood and agreed, however, that such Confirmation is solely provided as a summary of the terms and conditions of the Disbursement, as applicable, and that the terms set forth in this Agreement shall be effective and enforceable against the Issuer regardless of whether or not the Issuer signs the related Confirmation);

(h)The Issuer shall send to the Subscriber a Private Placement Offer which shall include the Fixed Interest Rate set and the price of par pursuant to the terms of this Section 2.02 (Disbursement Procedure);

(i)The Bonds shall be privately placed in accordance with the Terms and Conditions;

(j)The Disbursement shall be made in the Bond Currency in accordance with the Terms and Conditions concurrently with the subscription of the Bonds; and

(k)The Issuer shall deliver to the Subscriber a certificate documenting the subscription of the Bonds, within 5 Local Business Days following the Disbursement Date.

Section 2.03. Interest. (a) Subject to the provisions of Section 2.04 (Default Interest Rate), the Issuer shall pay interest on the Bonds from time to time at the Fixed Interest Rate as set pursuant to Section 2.02 (Disbursement Procedure) and this Section 2.03 and which is included in the Private Placement Offer.

(b)The Bonds will bear the Fixed Interest Rate which shall accrue on the outstanding principal amount of the Bonds from day to day commencing on the Disbursement Date and be prorated on the basis of a 360-day year for the number of days in the relevant Interest Period, such number to be calculated as follows:

Fixed Base Rate + Relevant Spread Fixed = Interest Rate.

(c)Interest shall be payable in arrears on the Interest Payment Date immediately following the end of the Interest Period or the first Business Day following the end of that Interest Period.

Section 2.04. Default Interest Rate. (a) Without limiting the remedies available to the Subscriber under this Agreement, the Bond Documents or otherwise (and to the maximum extent permitted by applicable law), if the Issuer fails to make any payment of principal or interest (including interest payable pursuant to this Section) in respect of the Bonds, when due, or any Unwinding Cost, Make Whole Amount, Prepayment Premium, or any other payment provided for in Section 2.07 (Fees) when due as specified in this Agreement (whether at stated

maturity or upon acceleration), the Issuer shall pay interest on the amount of that payment due and unpaid at the rate which shall be the sum of (i) the Relevant Spread; (ii) 2% (or such higher rate being charged by other lenders, but not exceeding 5% per annum) per annum; and (iii) six-month LIBOR determined as of the date on which any such unpaid amount originally became due and reset 2 London Business Days prior to the commencement of each succeeding Interest Period during which such amount remains unpaid.

(b)Interest at the rate referred to in Section 2.04 (a) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

Section 2.05. Repayment. Subject to Section 1.04 (Business Day Adjustment), the Issuer shall repay the outstanding principal amount of the Bonds in 9 consecutive equal semiannual installments, the first of such installments becoming due on the Interest Payment Date closer to the 36-month anniversary of the Disbursement Date.

Section 2.06. Prepayment. (a) The Bonds can be voluntary prepaid by the Issuer, in whole or in part for a minimum amount of $ 5,000,000, on any Interest Payment Date, upon 30 days’ notice and subject to payment of the Make Whole Amount, all accrued interest on the amount of the Disbursement to be prepaid, together with the Prepayment Premium and all other amounts then due and payable under this Agreement.

(b)In the event the Issuer prepays any Long-term Debt, the Subscriber will have the right to demand prepayment of the Bonds at par and the Issuer shall pay to the Subscriber the amounts specified in Section 2.06(a). Such prepayment will be made on a pro-rata basis with respect to the payment of such Long-term Debt and otherwise in accordance with Section 5.02 (j).

(c)To the extent that any amounts repaid or prepaid by any Sub-borrower are not reused by the Issuer to make Eligible Sub-loans to Eligible Sub-borrowers within a period of 12 months from the relevant date or dates of repayment or prepayment, if the Subscriber so requires, immediately make a proportional prepayment of the Bonds in accordance with the provisions of this Section 2.06, subject to the then applicable Banking Regulations and without prejudice for the payments due in accordance with the provisions of this Section 2.06.

(d)If the Bonds are partially prepaid, the amount prepaid shall determine a pro-rata reduction of the relevant installments to be paid by the Issuer for the repayment of the outstanding principal amount of the Bonds.

(e)If requested by the Subscriber, the Issuer shall deliver to the Subscriber, prior to the date of prepayment, evidence satisfactory to the Subscriber that all necessary Authorizations from any Authority, if any, with respect to the prepayment have been obtained.

Section 2.07. Fees. The Issuer shall pay to the Subscriber the fees set forth in the relevant Supplemental Bond Subscription Agreement.

Section 2.08. Currency and Place of Payment. (a) The Issuer shall pay all amounts due to the Subscriber under this Agreement and the relevant Supplemental Bond Subscription Agreement in the Bond Currency, in same day funds, to the account of the Subscriber indicated in the relevant Supplemental Bond Subscription Agreement.

(b)The payment obligations of the Issuer under this Agreement shall be discharged or satisfied only to the extent that (and as of the date when) the Subscriber actually receives funds in the Bond Currency in the account referred to in subsection (a) above, notwithstanding the tender or payment (including by way of recovery under a judgment) of any amount in any currency other than the Bond Currency.

(c)Accordingly, the Issuer shall, as a separate obligation, or by way of indemnity, as the case may be, pay such additional amount as is necessary to enable the Subscriber to receive, after conversion to the Bond Currency at a market rate and transfer to that account, the full amount due to the Subscriber under this Agreement in the Bond Currency and in the account referred to in subsection (a) above.

(d)Notwithstanding the provisions of Section 2.08 (a) and Section 2.08 (b) above, the Subscriber may require the Issuer to pay (or reimburse) for any Taxes, fees, costs, expenses and other amounts payable under Section 2.12 (Taxes) and Section 2.13 (Expenses) in the currency in which they are payable, if other than the Bond Currency.

Section 2.09. Increased Costs. On each Interest Payment Date, the Issuer shall pay, in addition to interest, the amount which the Subscriber from time to time notifies to the Issuer in an Increased Costs Certificate as being the aggregate Increased Costs accrued and unpaid prior to that Interest Payment Date.

Section 2.10. Unwinding Costs. (a) If the Subscriber incurs any cost, expense or loss as a result of the Issuer: (i) failing to borrow in accordance with a Notice of Intention made pursuant to Section 2.02 (Disbursement Procedure); or (ii) paying the amount due under the Bonds on a date other than an Interest Payment Date or the date of repayment of the outstanding principal amount of the Bonds; then the Issuer shall immediately pay to the Subscriber the amount that the Subscriber from time to time notifies to the Issuer as being the amount of those costs, expenses and losses incurred.

(b)For the purposes of this Section, “costs, expenses or losses” include any premium, penalty or expense incurred to liquidate or obtain third party deposits, borrowings, hedges or swaps in order to make, maintain, fund or hedge all or any part of the Disbursement; or any repayment of all or part of the principal amount of the Bonds upon acceleration.

Section 2.11. Suspension or Cancellation by Subscribers. The Subscribers shall have the right to suspend or cancel the right of the Issuer in relation to the IFC Commitment or the New Subscriber’s Commitment, as applicable, in the terms and under the conditions set forth in the relevant Supplemental Bond Subscription Agreement.

Section 2.12. Taxes. The Issuer shall pay or cause to be paid all Taxes on or in connection with the payment of all amounts due under the Transaction Documents as set forth in the relevant Supplemental Bond Subscription Agreement.

Section 2.13. Expenses. The Issuer shall pay, or reimburse the Subscriber for any expense of the Subscriber as set forth in the relevant Supplemental Bond Subscription Agreement.

ARTICLE III

Representations and Warranties

Section 3.01. Representations and Warranties. The Issuer represents and warrants that:

(a)Organization and Authority. It is a banking institution duly incorporated and validly existing under the laws of the Country and has the corporate power to own its assets, conduct its business as presently conducted and to enter into, and comply with its obligations under, this Agreement and the Transaction Documents to which it is a party or will be a party;

(b)Validity. Each Transaction Document to which the Issuer is a party has been, or will be, duly authorized and executed by the Issuer and constitutes or will when executed, constitute a valid and legally binding obligation of the Issuer enforceable in accordance with its terms;

(c)No Conflict. Neither the making of this Agreement or any Transaction Document to which the Issuer is a party nor (when all the Authorizations referred to in Section 4.01(c) (Conditions of Subscription) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which it is a party or by which it is bound, or violate any of the terms or provisions of its Charter or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to it;

(d)Status of Authorizations. To the best of the Issuer’s knowledge and belief, after due inquiry: (i) the Authorizations specified in Annex G are all the Authorizations (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business) needed by the Issuer to conduct its business and execute, and comply with its obligations under, this Agreement and each of the other Transaction Documents to which it is a party; and (ii) all Authorizations specified in Annex G have been obtained and are in full force and effect;

(e)No Amendments to Charter. The Issuer’s Charter has not been amended since December 14, 2017, provided that registration of such last amendment before the Public Registry of Commerce (lnspeccion General de Justicia) has not been concluded as of the date of this Agreement;

(f)No Immunity. Neither the Issuer nor any of its property enjoys any right of immunity from set-off, suit or execution with respect to its assets or its obligations under this Agreement or any other Transaction Document;

(g)Disclosure. any information memorandum and/or other information given to the Subscriber is accurate in all material respects;

(h)Financial Condition. Since December 31, 2017: (i) it has not suffered any change that has a Material Adverse Effect or incurred any substantial loss or liability; and (ii) has not undertaken or agreed to undertake any substantial obligation which could cause or could reasonably be expected to cause a Material Adverse Effect;

(i)Financial Statements. The financial statements of the Issuer for the period ending on December 31, 2017 have been prepared in accordance with the Accounting Standards, and give a true and fair view of its financial condition as of the date as of which they were prepared and the results of the Issuer’s operations during the period then ended;

(j)Compliance with Law. To the best of its knowledge and belief after due inquiry, the Issuer is not in violation of any statute or regulation of any Authority;

(k)Environmental Matters. (i) to the best of the Issuer’s knowledge and belief, after due inquiry, there are no material social or environmental risks or issues in respect of the Issuer’s operations to be financed by the Bonds other than those identified by the S&E Management System; and (ii) the Issuer has not received nor is aware of: (A) any existing or threatened complaint, order, directive, claim, citation or notice from any Authority; or (B) any material written communication from any Person concerning the failure by any Eligible Sub-borrower to undertake its operations and activities in accordance with the S&E Requirements;

(l)Litigation. To the best of its knowledge and belief after due inquiry, it is not in violation of any statute or regulation of any Authority, and is not engaged in nor threatened by any litigation, arbitration or administrative proceedings, the outcome of which could reasonably be expected to have a Material Adverse Effect, is not subject to any criminal investigations or proceedings, or any freezing of assets by a government authority with regard to money laundering or financing of terrorism; and no judgment or order has been issued which has or may be reasonably be expected to have a Material Adverse Effect;

(m)Title to Assets and Liens. It has good and marketable title to all of the assets purported to be owned by it and possesses a valid leasehold interest in all assets which it purports to lease, in all cases free and clear of all Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Issuer of any Lien, except for Liens permitted pursuant to Section 5.02 (d) (Negative Covenants);

(n)Taxes. All tax returns and reports of the Issuer required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Issuer, or its properties, or its income or assets, which are due and payable or to be withheld, have been paid, or withheld, other than those presently payable without penalty or interest;

(o)Sanctionable Practices. Neither the Issuer, nor any Affiliates, nor any Person acting on its or their behalf, has committed or engaged in, with respect to its banking license or any transaction contemplated by this Agreement, any Sanctionable Practice;

(p)UN Security Council Resolutions. The Issuer maintains and applies policies and procedures for sanctions complying with applicable laws and regulations and with the financial sanctions promulgated pursuant to resolutions of the United Nations Security Council under Chapter VII of the United Nations Charter; and

(q)No Material Omissions. None of the representations and warranties in this Section 3.01 omits any matter the omission of which makes any of such representations and warranties misleading in any material respect.

Section 3.02. The Subscriber’s Reliance. The Issuer acknowledges that it makes the representations and warranties in Section 3.01 (Representations and Warranties) with the intention of inducing the Subscriber to enter into this Agreement and that the Subscriber enters into this Agreement on the basis of, and in full reliance on, each of such representations and warranties.

ARTICLE IV

Conditions of Subscription

Section 4.01. Conditions of Subscription.the Subscriber is not obligated to subscribe the Bonds and make any Disbursement unless and until the following conditions have all been met:

(a)Transaction Documents. All Transaction Documents, each in form and substance satisfactory to the Subscriber, have been entered into by all parties thereto, or issued, as the case may be, and have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms, and the Subscriber has received a copy of those agreements to which it is not a party;

(b)Charter. The Issuer’s Charter is in form and substance satisfactory to the Subscriber;

(c)Authorizations. The Issuer has obtained, and provided to the Subscriber copies of, all Authorizations that may become necessary for: (i) the issuance and execution of the Bonds; (ii) the business of the Issuer as it is presently carried on and is contemplated to be carried on; (iii) the execution of, and performance by the Issuer of its obligations under, this Agreement and the other Transaction Documents; and (iv) the repayment to the Subscriber in Dollars of all monies due pursuant to this Agreement and the Transaction Documents; and all those Authorizations are in full force and effect;

(d)Compliance. The execution and delivery of the Transaction Documents, the issue of the Bonds, the carrying out of the other transactions contemplated by the Transaction Documents and compliance with their terms do not and will not (i) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the Issuer’s Charter, or any subscription agreement, loan agreement, mortgage or other agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which it/any of them or any of their respective properties is bound, or (ii) infringe any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental body or court, domestic or foreign, having jurisdiction over the Issuer, any such Subsidiary or any of their respective properties.

(e)Auditor’s Certification. The Subscriber has received a certification from the Auditors confirming that, as at a date not earlier than 60 days prior to the Disbursement Date, the Issuer is in compliance with the provisions of Section 5.01 (b) (Affirmative Covenants) and containing a brief description of the systems and records in place;

(f)Legal Opinions. The Subscriber has received legal opinion(s), in form and substance satisfactory to it, from the Subscriber’s counsel in the Country and covering such other matters relating to the transactions contemplated by this Agreement as the Subscriber may reasonably request, concurred in by the Issuer’s counsel if the Subscriber so requires;

(g)Assurance Report. The Subscriber has received an assurance report, provided by an approved third-party verifier, certifying that the Bonds meet the Green Bond Principles;

(h)Insurance. The Subscriber has received copies of all insurance policies required to be obtained pursuant to Section 5.05 (Insurance) and Annex A and a certification of the Issuer’s insurers or insurance agents confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid;

(i)Fees. The Subscriber has received the fees which Section 2.07 (Fees), or the relevant Section of the Supplemental Bond Subscription Agreement, requires to be paid before the Disbursement Date and all other amounts then due under this Agreement including but not limited to, reimbursement of all invoiced fees and expenses of the Subscriber’s counsel, if the Subscriber so requires;

(j) Certificate of Incumbency. the Subscriber has received from the Issuer a Certificate of Incumbency and Authority;

(k)Authorization of Auditors. The Subscriber has received from the Issuer a copy of the authorization to the Auditors referred to in Section 5.01(c) (Affirmative Covenants) authorizing the Auditors to communicate directly with the Subscriber and provide any information regarding the financial condition (including Issuer's accounts and operations) of the Issuer as the Subscriber may from time to time request in writing and Auditors agree with this authorization;

(l)Appointment of Agent. The Issuer has delivered to the Subscriber evidence, substantially in the form of Schedule 5, of appointment of an agent for service of process pursuant to Section 7.04 (Applicable Law and Jurisdiction);

(m) Environmental Matters. (i) the Issuer has delivered to the Subscriber the SEMS Plan in form and substance satisfactory to the Subscriber; (ii) the Issuer has designated in writing an SEMS Officer reasonably acceptable to the Subscriber; and (iii) the S&E Management System has not been amended, waived or otherwise restricted in scope or effect since March 1, 2018, except in accordance with the SEMS Plan since its adoption;

(n)No Default. No Event of Default and no Potential Event of Default has occurred and is continuing;

(o)Use of Proceeds. The proceeds of the Bonds are needed by the Issuer and shall be used by the Issuer exclusively to finance Eligible Sub-loans to Eligible Sub-borrowers for the purpose of funding Eligible Sub-projects that (i) were financed by the Issuer up to 12-months prior to the Disbursement Date or (ii) will be financed by the Issuer within 18 months from the Disbursement Date;

(p)No Material Adverse Effect. Since the date of this Agreement nothing has occurred which has or can reasonably be expected to have a Material Adverse Effect;

(q)Representations and Warranties. The representations and warranties made in Article III are true and correct in all material respects on and as of the Disbursement Date with the same effect as if those representations and warranties had been made on and as of the Disbursement Date (but in the case of Section 3.01 (c) (Representations and Warranties), without the words in parentheses);

(r)No Violations. After giving effect to the Disbursement, the Issuer would not be in violation of: (i) its Charter; (ii) any provision contained in any document to which the Issuer is a party (including this Agreement) or by which the Issuer is bound; or (iii) any law, rule, regulation, Authorization or agreement or other document binding on the Issuer directly or indirectly limiting or otherwise restricting the Issuer’s borrowing power or authority or its ability to borrow;

(s)Financial Ratios. After giving effect to the Disbursement of the Bonds, the Issuer would be in compliance with each of the financial covenants set out in Section 5.03 (Financial Covenants);

(t)Utilization of Tranche B Loan. All the funds made available by IFC to the Issuer under the Tranche B Loan of Loan Agreement No. 2, dated May 4, 2017 in accordance with the Master Loan Agreement dated May 24, 2016, all entered into between the Issuer and IFC, shall have been entirely disbursed;

(u)Pipeline of Eligible Sub-loans. The Issuer shall have provided the Subscriber a preliminary pipeline of proposed Eligible Sub-loans to be financed with proceeds of the Bonds, and the Subscriber shall have validated such pipeline; and

(v)Other Evidence. The Subscriber has received such evidence as the Subscriber may reasonably request of the proposed utilization of the proceeds of the Bonds.

Section 4.02. Conditions for the Subscriber’s Benefit. The conditions referred in Section 4.01 are for the benefit of the Subscriber and may be waived only by the Subscriber in its sole discretion.

ARTICLE V

Particular Covenants

Section 5.01.Affirmative Covenants. Unless the Subscriber otherwise agrees in writing, the Issuer shall and shall cause its Subsidiaries to comply with the following covenants and compromise itself, as Issuer of the Bonds, to:

(a)Corporate Existence; Conduct of Business: Compliance with Laws: Taxes. (i) Maintain its corporate existence and comply with its Charter, (ii) conduct its business with due diligence and efficiency, in accordance with sound banking, financial and business practices, (iii) conduct is business in compliance, in all material respects, with all applicable requirements of law, maintain all rights, licenses, permits, privileges, titles to property, franchises and the like, and keep property in good working conditions; and (iv) file by the date due all returns, reports and filings in respect of Taxes required to be filed by it and pay, when due, all Taxes due and payable by it;

(b)Accounting and Financial Management. Maintain an accounting and control system, management information system and books of account and other records, which together adequately give a fair and true view of the financial condition of the Issuer and the results of its operations in conformity with the Accounting Standards;

(c)Auditors. Maintain internationally recognized independent auditors acceptable to the Subscriber as auditors of the Issuer and authorize them to communicate directly with the Subscriber; provided that the Issuer shall replace the Auditors’ partner in charge of the account periodically, in accordance with the Banking Regulations; and provided further that, notwithstanding any Banking Regulation to the contrary, the Issuer shall replace the Auditors’ partner in charge of the account at least once every 5 years; and provided finally further, that such next replacement shall take place on January 1, 2019.

(d)Access. Permit representatives of the Subscriber and CAO to visit and inspect any of the premises where the business of the Issuer is conducted and to have access to its books of account and records and to its employees and agents;

(e)Authorizations. Obtain, renew and maintain in force and comply with all Authorizations, which are necessary for the carrying out of the Issuer’s business and operations generally and the compliance by the Issuer with all its obligations under this Agreement and any other Transaction Document; and comply with all the conditions and restrictions contained in, or imposed on the Issuer by, those Authorizations;

(f)Affiliated Transactions. Ensure that all transactions with Affiliates, Related Parties and Linked Parties are on terms and conditions no more favorable than those extended to similarly situated non-related persons;

(g)Shell Banks. At all times institute, maintain and comply with appropriate internal procedures and controls to ensure that: (i) any financial institution with which the Issuer conducts business or enters into any transaction, or through which the Issuer transmits any funds, does not have correspondent banking relationships with any Shell Bank; and (ii) the Issuer does not conduct business or enter into any transaction with, or transmit any funds through a Shell Bank;

(h)Money Laundering; Financing of Terrorist Activity. At all times institute, maintain and comply with appropriate internal procedures and controls for anti-money laundering and combating the financing of terrorism (AML/CFT) consistent with the business and customer profile of the Issuer, in compliance with national laws and regulations and in furtherance of applicable international AML/CFT best practices; including but not limited to: (i) a board-approved policy on AML/CFT; (ii) appointment of an AML/CFT Officer; (iii) customer due diligence, including identification and monitoring of high risk customers such as politically exposed persons; (iv) monitoring of customer activity for suspicious transactions; (v) establishing and monitoring correspondent accounts, where applicable; (vi) record keeping; (vii) identification and internal reporting of, suspicious transactions; (viii) reporting of suspicious transactions to authorities, where required; (ix) AML/CFT training for staff; and (x) internal and/or external auditing of AML/CFT-related policies, procedures and controls;

(i)UN Security Council Resolutions. At all times institute, maintain and comply with internal procedures and controls consistent with its business and customer profile for the purpose of ensuring that the Issuer will not enter into any transaction (i) with, or for the benefit of, any of the persons or entities named on lists promulgated by, or (ii) related to any activity prohibited by, the United Nations Security Council or its committees pursuant to any resolution under Chapter VII of the United Nations Charter;

(j)Use of Proceeds. Use the proceeds of the Bonds exclusively to finance Eligible Sub-projects;

(k) Eligibility of Sub-loans & Sub-borrowers. Ensure that each Eligible Sub-loan and each Eligible Sub-borrower complies with the eligibility criteria set out in Annex F and notify the Subscriber if they cease to so comply;

(l)SEMS Plan. Undertake and implement the SEMS Plan in accordance with the requirements and schedule specified therein;

(m)S&E Management System. Use all reasonable efforts to ensure the continuing operation of the S&E Management System in compliance with the S&E Requirements including, without limitation, any requirements implied by Applicable S&E Law, the Exclusion List and the Performance Standards; and in the event any successor or replacement SEMS Officer is appointed, ensure that such SEMS Officer shall be reasonably acceptable to the Subscriber;

(n)Amendment of the S&E Management System. Without limiting any other right, remedy or claim of the Subscriber hereunder, if the Issuer becomes aware of any change in the scope of the Relevant Financing Operations, advise and consult with the Subscriber regarding any material social or environmental risk posed by such development and, if requested by the Subscriber amend the S&E Management System to identify, assess and manage such risks;

(o)S&E Requirements. If the Issuer becomes aware that any Sub-borrower has undertaken Sub-projects in a manner that is not in accordance with the S&E Requirements, promptly: (i) agree with the relevant Sub-borrower, or require the relevant Sub-borrower to undertake, as appropriate or necessary in the Issuer’s reasonable judgment, corrective measures to remedy such inconsistency or breach; and (ii) if the relevant Sub-borrower does not implement corrective measures as provided in (i), use reasonable efforts to dispose of the Issuer's investment in such Sub-borrower on commercially reasonable terms, taking into account liquidity, market constraints and fiduciary responsibilities;

(p)S&E Information. Obtain, review and investigate information available in the public domain regarding any incidents, adverse impact on local communities or the environment or adverse environmental or social performance associated with any proposed Sub-projects and shall finance proposed Sub-projects only if: (i) any such incident, adverse impact or adverse performance has been resolved in accordance with the S&E Requirements; or (ii) if the relevant Sub-borrower has a mitigation, remediation or corrective action plan including, as necessary, an implementation schedule and budget, which has been agreed to with the Issuer and which, upon implementation, will enable the relevant Subborrower to carry out the proposed Sub-project in accordance with the S&E Requirements; and

(q)Labor Policy. (i) Comply with IFC’ s Performance Standards 2 on labor and working conditions (available as at the date hereof at: http://www.ifc.org/wps/wcm/connect/topics ext content/ifc external corporate site/sustainability-at ifc/policies-standards/performance-standards/ps2), or any correspondent standard of the New Subscriber, as agreed between the Issuer and the New Subscriber; and (ii) if the Subscriber notifies the Issuer of its concern that there has been a violation of any of labor and working conditions, cooperate in good faith with the Subscriber in determining whether such violation has occurred, respond promptly and in reasonable detail to any request from the Subscriber, and furnish documentary support for such response upon the Subscriber’s request.

Section 5.02Negative Covenants. Unless the Subscriber otherwise agrees in writing, the Issuer shall not and shall cause its Subsidiaries (with respect to such Subsidiaries, to the extent applicable), not to:

(a)Dividends. Declare or pay any dividend or make any distribution on its share capital (other than dividends or distributions payable in shares of the Issuer) other than in accordance with the Banking Regulations to date;

(b)Redemptions. Purchase, redeem or otherwise acquire any shares of the Issuer or any option over them;

(c)Liabilities. Incur, create, assume or permit to exist any Liability that is secured (other than for any Liability which is secured as permitted under (d) below) or ranks prior or senior to the Bonds;

(d)Permitted Liens. Create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Issuer, except for (i) any tax or other Lien arising by operation of law while the obligation underlying that Lien is not yet due, or if due, is being contested in good faith by appropriate proceedings and so long as the Issuer has set aside adequate reserves sufficient to promptly pay in full any amounts that the Issuer may be ordered to pay on final determination of any such proceedings; (ii) Liens which the Issuer is required to constitute with or in favor of any Authority pursuant to the Banking Regulations and other statutory preferences which are generally applicable to deposit-taking institutions; (iii) other Liens constituted or otherwise arising in the ordinary course of banking business provided that they fall within the limits permitted by the Banking Regulations; and (iv) any Lien created under a repurchase agreement involving the sale and repurchase of securities entered in the ordinary course of its banking business and on the basis of arm’s-length arrangements, provided that they fall within the limits permitted by the Banking Regulations;

(e)Arm’s Length Transactions. Enter into any transaction except in the ordinary course of business on ordinary commercial terms and on the basis of aim’s-length arrangements;

(f)Profit Sharing Arrangements. Enter into or establish any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Issuer’s income or profits are, or might be, shared with any other Person; or enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person;

(g)Subsidiaries. Form or have any Subsidiary other than in strict accordance with the Banking Regulation to date;

(h)Fundamental Changes. Change: (i) its Charter in any manner which would be inconsistent with the provisions of this Agreement or any other Transaction Document; (ii) its Financial Year; or (iii) the nature or scope of its present or contemplated business or operations;

(i)Merger, Consolidation or Reorganization. Undertake or permit any merger, spin-off, consolidation, reorganization, or sell, transfer, lease or otherwise dispose of all or a substantial part of its assets, other than assets acquired in the enforcement of security created in favor of the Issuer in the ordinary course of its banking business, whether in a single transaction or in a series of transactions, related or otherwise;

(j)Prepayment of Long-term Debt. Prepay (whether voluntarily or involuntarily) or repurchase any Long-term Debt (other than the Bonds), unless the Issuer gives the Subscriber at least 30 days’ advance notice of its intention to make the proposed prepayment and, if the Subscriber so requires, contemporaneously makes a proportional prepayment of the Bonds, except that there shall be no minimum amount, prepayment premium or advance notice period for that prepayment;

(k)Use of Proceeds. Use the proceeds of the Bonds out of the Country or for reimbursements of expenditures out of the Country or for goods produced in or services supplied from any country other than the Country;

(l)Amendment of the S&E Management System. Amend, waive the application of, or otherwise materially restrict the scope or effect of, the S&E Management System (including the SEMS Plan and the S&E Requirements);

(m)Exclusion List. In respect of Relevant Financing Operations, provide Eligible Sub-loans to Eligible Sub-borrowers engaged in any of the activities on the Exclusion List;

(n)Sanctionable Practices. Engage in (nor authorize or permit any Affiliate, any Sub- borrower or any other Person acting on its or their behalf to engage in) with respect to its banking license or any transaction contemplated by this Agreement, any Sanctionable Practices. The Issuer further covenants that should the Subscriber notify the Issuer of its concerns that there has been a violation of the provisions of this Section or of the representations on Sanctionable Practices in Annex C of this Agreement, it shall cooperate and it shall cause each relevant Subsidiary to cooperate in good faith with the Subscriber and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from the Subscriber, and shall furnish documentary support for such response upon the Subscriber’s request;

(o)Shell Banks. Conduct business or enter into any transaction with, or transmit any funds through, a Shell Bank;

(p)Category “A” Activities. Use any proceeds of any of the Bonds to finance Category “A” Activities; or

(q)Change of Control. Enter into any transaction or allow any action that shall cause a Change of Control.

Section 5.03. Financial Covenants. The Issuer shall prudently manage its financial position in accordance with sound banking and financial practices, applicable laws and the Argentine Central Bank prudential standards. To the extent that the Banking Regulations impose financial requirements or ratios that are more stringent than the ones set out in paragraphs (i) through (xiii) of this Section 5.03, the Issuer shall observe and comply with those more stringent requirements or ratios. Notwithstanding the above, unless the Subscriber otherwise agrees, the Issuer shall at all times maintain, and abstain from any action which may result in the breach of, the financial parameters provided below:

(i)	a Risk Weighted Capital Adequacy Ratio of not less than 11.5%;

(ii)	an Equity to Assets Ratio of not less than 5%;
(iii)

an Economic Group Exposure Ratio of not more than 15%; provided that such limit shall increase to 25% as long as any additional Exposure above 15% is guaranteed by preferred guarantees, and excluding from the definition of Economic Group Exposure Ratio for the purpose of the calculation of this financial covenant any amounts held in correspondent accounts in investment grade banks (rated A+ or higher) and any amount held to repay any installment of the Issuer’s external debt;

(iv)	an Aggregate Large Exposures Ratio of not more than 400%;
(v)	a Related Party Exposure Ratio of not more than 15%;
(vi)	an Open Credit Exposures Ratio of not more than 25%;
(vii)	a Fixed Assets Plus Equity Participations Ratio of not more than 35%;
(viii)

an Aggregate Foreign Exchange Risk Ratio of not more than 25%; excluding Dollar long positions, and if Dollar long positions were to be included, such Aggregate Foreign Exchange Risk Ratio shall not exceed 40%;

(ix)	a Single Currency Foreign Exchange Risk Ratio of not more than 10%; except for long positions in Dollars, in which case the Single Currency Foreign Exchange Risk Ratio shall not exceed 40%;
(x)	an Interest Rate Risk Ratio of not less than-10% and not more than 10%;
(xi)	an Aggregate Interest Rate Risk Ratio of not less than -20% and not more than 20%;
(xii)	a Foreign Currency Maturity Gap Ratio of not less than (i.e. more negative than) -150%; and
(xiii)	an Aggregate Negative Maturity Gap Ratio of not be less than (i.e. more negative than) - 300%.

Section 5.04. Reporting Requirements. Unless the Subscriber otherwise agrees in writing, the Issuer shall:

(a)Quarterly Financial Statements and Reports. As soon as available but in any event within 45 days after the end of each quarter of each Financial Year, deliver to the Subscriber a copy of the Issuer’s Consolidated and unconsolidated financial statements for such quarter prepared in accordance with the Accounting Standards, certified by the CFO, together with: (i) a report on any factors that have or could reasonably be expected to have a Material Adverse Effect; and (ii) a report (in the form preagreed by the Subscriber), signed by the CFO, concerning compliance with negative covenants contained in Sections 5.02 (a), (b), (c), (d), (e), and (k) (Negative Covenants) and the financial covenants contained in Section 5.03 (Financial Covenants) including a clear description of the methodology used in the respective calculations;

(b)Annual Financial Statements and Reports. As soon as available but in any event within 90 days after the end of each Financial Year, provide to the Subscriber a copy of: (i) its complete and annual Consolidated and unconsolidated financial statements for such Financial Year prepared in accordance with the Accounting Standards, together with its Auditors’ audit report thereon, all in form satisfactory to the Subscriber; (ii) a management letter and any other communication from its Auditors commenting, inter alia, on the adequacy of the Issuer’s financial control procedures, policies and controls for anti-money laundering and combating the financing of terrorism, accounting systems and management information systems; (iii) a report (in a form pre-agreed with the Subscriber), signed by the CFO and reviewed by its Auditors, concerning compliance with the negative covenants contained in Sections 5.02 (a), (b), (c), (d), (e), and (k) (Negative Covenants) and the financial covenants contained in Section 5.03 (Financial Covenants) including a clear description of the methodology used in the respective calculations; (iv) a report, signed by the CFO, in the form of, and addressing the topics listed in Schedule 7, based on the audited financial statements of the Issuer for the relevant Financial Year; (v) a report, in the form of Schedule 8, signed by the CFO concerning the Issuer’s portfolio; and (vi) a certification (in a form pre-agreed with the Subscriber), signed by the CFO certifying (A) compliance of Eligible Sub borrowers with the eligibility criteria set out in Annex F, (B) compliance of the Issuer with the Green Bond Principles and (C) that all transactions between the Issuer and each of its Affiliates, Related Parties and Linked Parties, if any, during that Financial Year, were on the basis of arm’s-length arrangements and providing a list of each such transactions.

(c)Management Letters. Deliver to the Subscriber, promptly following receipt, a copy of any management letter or other communication sent by the Auditors (or any other accountants retained by the Issuer) to the Issuer or its management in relation to the Issuer’s financial, accounting and other systems, management or accounts, if not provided pursuant to Section 5.04 (b) (ii);

(d)S&E Performance Report. Within 90 days after the end of each Financial Year, deliver (i) to IFC the S&E Performance Report including such information as IFC shall reasonably require to measure the ongoing development results of the Sub-borrowers against the indicators specified in Schedule 9, which information IFC may hold and use in accordance with IFC’ s Access to Information Policy (dated January 1, 2012), the link of which is http://www.ifc.org/wps/wcm/connect/98d8ae004997936f9b7bffb2b4b33c15/IFCPolicyDisclosureInformation.pdf?MOD=AJPERES, and/or (ii) to the New Subscriber the correspondent report, as agreed between the Issuer and the New Subscriber;

(e)Notice of Accidents, Etc. Within 3 days after becoming aware of the occurrence, notify the Subscriber of any social, labor, health and safety, security or environmental incident, accident or circumstance with respect to any Sub-projects having, or which could reasonably be expected to have, any Material Adverse Effect or a material adverse impact on the implementation or operation of the Sub projects in compliance with the S&E Requirements, specifying in each case the nature of the incident, accident, or circumstance and the impact or effect arising or likely to arise therefrom, and the measures being taken, or plans to be taken, to address them and prevent any future similar event; and keep the Subscriber informed of the on-going implementation of those measures;

(f)Corporate Matters. As soon as available, deliver to the Subscriber copies of (i) all notices, reports and other communications of the Issuer to its shareholders; (ii) the minutes of all the shareholders’ meetings; and (iii) the minutes of all the board of directors’ meetings;

(g)Litigation, Etc.Promptly upon becoming aware of (i) any litigation, arbitration, administrative or regulatory investigations or proceedings before any Authority or arbitral body which has or may reasonably be expected to have a Material Adverse Effect; (ii) any criminal investigations or proceedings against the Issuer; or (iii) any freezing of assets by a government authority involving the Issuer, its employees or board members with regard to money laundering or financing of terrorism, notify the Subscriber by facsimile of that event specifying the nature of the action, litigation, arbitration, investigation or proceedings and the steps the Issuer is taking or proposes to take with respect thereto;

(h)Default. Promptly upon the occurrence of an Event of Default or Potential Event of Default, notify the Subscriber by facsimile specifying the nature of that Event of Default or Potential Event of Default and any steps the Issuer is taking to remedy it;

(i)Regulatory Reviews. Upon the Subscriber’s reasonable request, and to the extent permitted by the Argentine Central Bank, provide the Subscriber with copies of any documents prepared in connection with any material reviews conducted by the Argentine Central Bank or any other Authority;

(j) Sub-borrower Communications. As soon as possible but no later than 10 days after receipt of any communications from any Sub-borrower pursuant to Section 5.06 (c) (iv) (General Requirements Relating to Eligible Sub-loans), provide a copy of that communication to the Subscriber together with the measures that the Issuer, or as the case may be, the Sub-borrower proposes to take to secure the implementation of appropriate remedial measures satisfactory to the Subscriber;

(k) AML/CFT Reporting Requirements. On an annual basis, provide to the Subscriber at least one of the following: (i) a report by the AML/CFT Officer on the implementation of, and compliance with, the Issuer’s AML/CFT policies, procedures and controls; (ii) an internal or external auditor’s assessment on the adequacy of the Issuer’s policies, procedures and controls for AML/CFT; or (iii) a report by the AML/CFT regulator of the Issuer concerning the Issuer’s compliance with local AML/CFT laws and regulations;

(l)Trading Activities. Provide the Subscriber information regularly on the Issuer’s trading activities, including: (i) whether the Issuer is a licensed government bond trader, and any associated commitments; and (ii) the type of instruments traded and for each instrument type: (a) whether the Issuer is a market maker, (b) the volume traded in the relevant quarter, (c) the Issuer’s internal trading limits, (d) the maximum exposure in the relevant quarter, and (e) the profit or loss on trading in the quarter;

(m)Eligible Sub-loans Status Report. On June 30 and December 31 of each year, provide to the Subscriber a report, in the form of Schedule 10, on the status of all Eligible Sub-loans as of the immediately preceding Interest Payment Date; and

(n)Other Information. Promptly provide to the Subscriber such other information as the Subscriber from time to time requests about the Issuer, its assets, operations and other matters relating to the implementation of this Agreement and any other Transaction Document.

Section 5.05. Insurance.

(a)Insurance Requirements and Issuer's Undertakings. Unless the Subscriber otherwise agrees, the Issuer shall: (i) insure and keep insured, with financially sound and reputable insurers, all assets and business against all insurable losses to include the insurances specified in Annex A; (ii) punctually pay any premium, commission and any other amounts necessary for effecting and maintaining in force each required insurance policy; (iii) promptly notify the relevant insurer of any claim under any policy written by that insurer and diligently pursue that claim; (iv) comply with all warranties and conditions under each insurance policy; (v) not do or omit to do, or permit to be done or not done, anything which might prejudice the Issuer’s right to claim or recover under any insurance policy; and (vi) not vary, rescind, terminate, cancel or cause a material change to any insurance policy required in Annex A (to the extent such variation, termination, cancelation or change would result in a reduction of cover).

(b)Policy Provisions. Unless the Subscriber otherwise agrees, each insurance policy required to be obtained pursuant to this Section 5.05 shall be on terms and conditions acceptable to the Subscriber, and shall contain provisions to the effect that no policy can expire nor can it be terminated, canceled or suspended by the Issuer or the insurer for any reason unless the Subscriber and, in the case of termination or if cancellation or suspension is initiated by the insurer, the Issuer receive at least 45 days’ notice (or such lesser period as the Subscriber may agree) prior to the effective date of termination, cancellation or suspension.

(c)Reporting Requirements. Unless the Subscriber otherwise agrees in writing, the Issuer shall provide to the Subscriber the following: (i) within 30 days of renewal of an insurance policy required in Annex A (other than those required by applicable laws and regulations), a copy of that policy (or other form of evidence of renewal acceptable to the Subscriber); (ii) any other insurance-related information or documents as the Subscriber requests from time to time; and (iii) as of the last date of each Financial Year, inform the Subscriber if physical immovable assets exceed 25% of Total Capital, and in such case, provide copies of all insurance policies set forth in the second part of Annex A.

Section 5.06. General Requirements Relating to Eligible Sub-loans. (a) Assessment. The Issuer shall apply prudent banking criteria in the evaluation and assessment of Eligible Sub-projects and Eligible Sub-borrowers and determination of the terms and conditions of, including security for, Eligible Sub loans.

(b)Eligible Sub-loan Forms. Each Eligible Sub-loan shall be made upon such terms and conditions as shall, at a minimum, cover all financial expenses incurred by the Issuer in connection with the making, implementation and enforcement of that Eligible Sub-loan, and be evidenced by an agreement or agreements conferring upon the Issuer valid and enforceable rights and imposing upon the relevant Sub-borrower valid and enforceable obligations, all as necessary and appropriate to protect the interests of the Issuer.

(c) Eligible Sub-loan Terms and Conditions. The Issuer shall make all appropriate arrangements to ensure that each Eligible Sub-loan is made in such form and upon such terms and conditions as to require each Sub-borrower to: (i) carry out the relevant Sub-project and conduct its business with due diligence and efficiency and in accordance with sound financial and business practices including, without limitation, making and maintaining in effect insurance arrangements as set out in the Issuer’s procedures referred to in Section 5.05(a)(vi) (Insurance); (ii) at all times comply with, and/or (as the case may be) fulfill all the requirements and conditions for the qualification of Eligible Sub-borrowers and Eligible Sub-projects; (iii) design, construct, operate and maintain and monitor all of its sites, plant, equipment and facilities included in the relevant Sub-project in accordance with the S&E Requirements; (iv) as soon as possible, but no later than 10 days after its occurrence, notify the Issuer of any incident, accident or circumstance occurring on any site, plant, equipment or facility included in the relevant Sub project or in any manner associated with its implementation and/or operation having or which could reasonably be expected to have a material adverse impact on the implementation or operation of the relevant Sub-project in compliance with the S&E Requirements, or an adverse effect on the environment, health or safety, including without limitation, explosions, spills or workplace accidents which result in death, serious or multiple injury or major pollution, specifying, in each case, the nature of the incident, accident or circumstance and the impact or effect arising or likely to arise therefrom, and the measures to be taken, or plans to be taken, to address them and prevent any future similar event; and keep the Issuer informed of the on-going implementation of those measures; (v) in each year submit to the Issuer a report on that Sub-borrower's performance in connection with the S&E Requirements containing the necessary information to support the Issuer’s S&E Performance Report to be delivered to the Subscriber pursuant to Section 5.04 (d) (Reporting Requirements); (vi) permit representatives of the Subscriber, the CAO and/or the Issuer to visit any sites, plants, equipment or facilities included in the relevant Sub-project and any premises where the business of the Sub-borrower associated with that Sub-project is conducted and to have access to that Sub-borrower’s books of account and records and to its employees and agents; (vii) provide such information as the Issuer or the Subscriber may from time to time reasonably require with respect to the operations and financial condition of that Sub-borrower and the relevant Sub-project; and (viii) ensure that the proceeds of the relevant Eligible Sub-loan are not used in reimbursement of, or used for, expenditures in the territories of any country which is not a member of the World Bank or for goods produced or services supplied from such territories.

(d)Sub-project Monitoring. The Issuer shall supervise and monitor the implementation of Sub-projects, diligently exercise its rights under the agreements evidencing the Eligible Sub-loans, and use its best efforts to enforce the provisions of those agreements.

Section 5.07.Special Reporting Requirements for Eligible Sub-Loans. (a) On an annual basis, but no later than 90 days after the end of each Financial Year, the Issuer shall deliver to the Subscriber a report on the approved Eligible Sub-projects using IFC’ s CAFI Tool or any applicable tool agreed between the Issuer and the New Subscriber, as the case may be.

(b)The Issuer shall provide the following information on the Eligible Sub-loans:

(i)

Each Eligible Sub-loan financed through the proceeds of the Bonds must demonstrate that it meets IFC’ s eligibility criteria for climate business as per the eligibility criteria for Eligible Sub-loans detailed in Annex F. To this end, each Eligible Sub-loan shall maintain the necessary data and records to demonstrate the expected energy generation and resource efficiency, as applicable, resulting from the implementation of the relevant Eligible Sub-project. The Issuer shall validate these calculations and report on the expected impacts to the Subscriber based on pre-agreed indicators and reporting templates.

(ii)

Starting from the Disbursement IFC will supply the Issuer with a tool (the “CAFI Tool”) that will simplify and standardize the reporting framework for these calculations. The Issuer shall only report on the projected energy generation and resource efficiency, as applicable, of the Eligible Sub-project (i.e. based on the information available at the time of booking the Eligible Sub-loan). Greenhouse gas savings will then be computed by the IFC based on data obtained from the Issuer.

(c)Every 3 years after implementation, the Subscriber or an independent agency appointed by the Subscriber may visit a sample (5-10%) of the financed Eligible Sub-loans to validate expected outcomes as compared to real outcomes (“Post-implementation verification”). Post-implementation verification is at the Subscriber’s cost, and the Issuer shall facilitate the Subscriber’s access to data and the Eligible Sub-borrowers for that purpose.

(d) Within 12 months starting from the Disbursement Date the Issuer shall deliver to the Subscriber a post-issuance assurance report provided by an approved third-party verifier.

ARTICLE VI

Events of Default

Section 6.01. Acceleration after Default. If any Event of Default occurs and is continuing, (whether it is voluntary or involuntary, or results from operation of law or otherwise), the Subscriber may, by notice to the Issuer, require the Issuer to repay any and all the outstanding principal amount of the Bonds immediately. On receipt of any such notice, the Issuer shall immediately repay the outstanding principal amount of the Bonds and pay all accrued interest thereon, the Prepayment Premium, the Make Whole Amount and any other amounts payable under this Agreement, provided that the Prepayment Premium shall not be applicable if acceleration occurred (only) as a consequence of the Event of Default set forth in Section 6.02 (e), or any other Transaction Document. The Issuer waives any right that it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.

Section 6.02. Events of Default. It shall be an Event of Default if:

(a)Failure to Pay Principal or Interest. The Issuer fails to pay when due any principal of or interest on the Bonds and such failure continues for 5 days;

(b)Failure to Comply with Obligations. The Issuer fails to (i) comply with any of its obligations under this Agreement and such failure continues for a period of 30 days; or (ii) comply with any of its obligations under any other Transaction Document and such failure continues for more than the relevant grace period established thereto; or (iii) comply with any other agreement between the Issuer and the Subscriber (other than for the payment of principal of, or interest on, the Bonds) and such failure continues for a period of 30 days after the date on which the Subscriber notifies the Issuer, or after the Issuer comes aware, of such failure;

(c)Misrepresentation. Any representation or warranty made in Article III or in connection with the execution of, or any request (including a request for Disbursement) under, this Agreement or any other Transaction Document is found to be incorrect in any material respect;

(d)Expropriation; Nationalization, Etc. Any Authority condemns, nationalizes, seizes, expropriates or otherwise assumes custody or control of all or any substantial part of the business, operations, property or other assets of the Issuer or of its share capital, or takes any action for the dissolution of the Issuer or any action that would prevent the Issuer or its officers from carrying on all or a substantial part of its business or operations;

(e)Bankruptcy Proceedings. (i) A court finds the Issuer bankrupt or insolvent, or approves as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer under any applicable law, or appoints a receiver, liquidator, trustee, sequestrator (or similar official) of the Issuer or of any substantial part of its property or other assets, or orders the winding up or liquidation of its affairs; (ii) the Issuer itself institutes proceedings to be adjudicated bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it, or files a petition or answer or consent seeking reorganization or relief under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, liquidator, trustee, sequestrator (or other similar official) of the Issuer or of any substantial part of its property, or makes a general assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due; (iii) the Argentine Central Bank (x) initiates a proceeding under Section 34 of the Argentine Financial Entities Act 21,526 requesting the Issuer or any Subsidiary to submit a regularization plan or (y) orders a temporary, total or partial suspension of the activities of the Issuer pursuant to Section 49 of the Argentine Central Bank’s charter; (iv) an attachment, sequestration, distress or execution (or analogous process) is levied or enforced upon or issued against the whole or any material part of the undertaking or assets or property of the Issuer; or (v) any other event occurs which under any applicable law and/or Banking Regulations would have an effect similar to any of those events listed above in this subsection;

(f)Cross-Default. The Issuer fails to make any payment in respect of any of its Liabilities (other than the Bonds) or to perform any of its obligations under any agreement pursuant to which there is outstanding any Liability, and any such failure continues for more than any applicable period of grace or any such Liability becomes prematurely due and payable or is placed on demand;

(g)Failure to Maintain Authorizations. Any Authorization necessary for the Issuer to comply with its obligations under this Agreement or any other Transaction Document, or to carry on its business or operations, is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, and is not restored or reinstated within 30 days of notice by the Subscriber to the Issuer;

(h)Revocation, Etc. This Agreement or other Transaction Document or any of their respective provisions for any reason is repudiated or its validity or enforceability at any time is challenged by any Person unless such repudiation or challenge is withdrawn within 30 days of the Subscriber’s notice to the Issuer, except that no such notice shall be required or, as the case may be, the notice period shall terminate if and when that repudiation or challenge becomes effective; or

(i)Change of Control. A Change of Control occurs.

Section 6.03. Effects of Insolvency. If the Issuer is in any of the situations described in Section 6.02 (e) above, the outstanding principal amount of the Bonds, all interest accrued on them, the Make Whole Amount, and any other amounts payable under this Agreement and the other Transaction Documents will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Issuer waives.

ARTICLE VII

Miscellaneous

Section 7.01. Saving of Rights.

(a)The rights and remedies of the Subscriber in relation to any misrepresentation or breach of warranty on the part of the Issuer shall not be prejudiced by any investigation by or on behalf of the Subscriber into the affairs of the Issuer, by the execution or the performance of this Agreement or by any other act or thing by or on behalf of the Subscriber in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

(b)No course of dealing and no failure or delay by the Subscriber in exercising any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall impair, or be construed to be a waiver of or an acquiescence in, that or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise.

Section 7.02. Notices.

Any notice, request or other communication to be given or made under this Agreement to the Subscriber or to the Issuer shall be in writing. Subject to Section 5.04 (h) and (i) (Reporting Requirements) and Section 7.04 (Applicable Law and Jurisdiction) any such communication shall be deemed to have been duly given or made when it is delivered by hand, airmail, established courier service, facsimile to the party’s address specified below or at such has from time to time, designated by notice to the other party hereto, and shall be effective upon receipt.

For the Issuer:

BANCO DE GALICIA Y BUENOS AIRES S.A.

Tte. Gral. Juan Domingo Peron 407

(C1038AAI) Buenos Aires

Republica Argentina

Facsimile: (54-11) 3329-6429

Attention: Carlos Lopez

For IFC:

International Finance Corporation

2121 Pennsylvania Avenue, N.W

Washington, D.C20433

United States of America

Facsimile: (1-202) 947-4300

Attention: Global Director, Financial Institutions Group

With a copy (in the case of communications relating to payments) sent to the attention of the Director, Department of Financial Operations, at:

Facsimile: 202-522-7419.

Any notice, request or other communication to any New Subscriber will be given to the addresses indicated in the relevant Supplemental Bond Subscription Agreement, as the case may be.

Section 7.03. English Language. All documents to be provided or communications to be given or made under this Agreement originated from the Issuer and its Subsidiaries shall be in English and where the original version of any such document is not in English, shall be accompanied or followed (no later than five Business Days since the delivery date of the relevant document in a language other than the English language) by an English translation certified by an Authorized Representative to be a true and correct translation of the original. The Subscriber may, if it so requires, obtain an English translation of any document or communication received in any other language at the cost and expense of the Issuer.

Section 7.04. Applicable Law and Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of AmericaThe Bond Documents shall be governed by the laws of the Republic of Argentina.

(b)For the exclusive benefit of the Subscriber, the Issuer irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Document (other than the Bond Documents) may be brought in the courts of the United States of America located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan. By the execution of this Agreement, the Issuer irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Issuer in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(c)Nothing in this Agreement shall affect the right of the Subscriber to commence legal proceedings or otherwise sue the Issuer in the Country or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Issuer in any manner authorized by the laws of any such jurisdiction.

(d)The Issuer hereby irrevocably designates, appoints and empowers CT Corporation System, with offices currently located at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding the Subscriber may bring in the State of New York in respect of this Agreement.

(e)As long as this Agreement remains in force, the Issuer shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding the Subscriber may bring in New York, New York, United States of America, with respect to this Agreement. The Issuer shall keep the Subscriber advised of the identity and location of such agent.

(f)The Issuer also irrevocably consents, if for any reason its authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in New York, New York, to the service of such papers being made out of the courts of the United States of America located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan by mailing copies of the papers by registered United States air mail, postage prepaid, to the Issuer, at its address specified pursuant to Section 7.02 (Notices). In such a case, the Subscriber shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Issuer.

(g)Service in the manner provided in Sections 7.04 (d), (e) and (f) in any action, suit or proceeding will be deemed personal service, will be accepted by the Issuer as such and will be valid and binding upon the Issuer for all purposes of any such action, suit or proceeding.

(h)The Issuer irrevocably waives to the fullest extent permitted by applicable law:

(i)	any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section;
(ii)	any claim that any such action, suit or proceeding has been brought in an inconvenient forum;
(iii)	its right of removal of any matter commenced by the Subscriber in the courts of the State of New York to any court of the United States of America; and
(iv)	any and all rights to demand a trial by jury in any such action, suit or proceeding brought against such party by the Subscriber.

(i)To the extent that the Issuer may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document to which it is a party, from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Issuer irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(j)The Issuer hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IFC in any court of the United States of America. The Issuer hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.

(k)To the extent that the Issuer may, in any action, suit or proceeding brought in any of the courts referred to in Section 7.04 (b) or a court of the Country or elsewhere arising out of or in connection with this Agreement or any other Transaction Document to which the Issuer is a party, be entitled to the benefit of any provision of law requiring the Subscriber in such action, suit or proceeding to post security for the costs of the Issuer, or to post a bond or to take similar action, the Issuer hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

Section 7.05. Disclosure of Information. the Subscriber may, notwithstanding the terms of any other agreement between the Issuer and the Subscriber, disclose any documents, records or information about this transaction or the Issuer to (i) its outside counsel, auditors and rating agencies, and (ii) any other Person as the Subscriber may deem appropriate for the purpose of exercising any power, remedy, right, authority, or discretion relevant to any Transaction Document, or in connection with any proposed sale, transfer, assignment or other disposition of the Subscriber’s rights as contemplated by Section 7.06. In particular, with respect to IFC, IFC represents that is bound by the IFC’ s Access to Information Policy (dated January 1, 2012), the link of which is

http://www.ifc.org/wps/wcm/connect/98d8ae004997936f9b7bftb2b4b33c15/IFCPolicyDisc!osurelnformation.pdf?MOD=AJPERES .

Section 7.06. Successors and Assignees. This Agreement binds and benefits the respective successors and assignees of the parties. However, the Issuer may not assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the Subscriber.

Section 7.07. Amendments, Waivers and Consents. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the parties.

Section 7.08. Indemnification; No Consequential Damages. (a) The Issuer shall indemnify the Subscriber and its respective officers, directors, employees, agents and representatives (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and expenses (including fees, charges and disbursements of counsel) incurred by or asserted against any Indemnitee arising out of, in connection with, or related to (i) the execution, delivery or performance of any Transaction Document or any other agreement or instrument contemplated thereby or the consummation of any other transactions contemplated hereby, (ii) the Disbursement or the use of proceeds thereof, (iii) non-compliance with any law or regulation, including any environmental law or regulation, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is party thereto; provided that such indemnity will not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or expenses resulted directly from such Indemnitee’ s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

(b)To the maximum extent permitted by applicable law, the Issuer shall not assert, and hereby agrees to waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or relating to, this Agreement or any agreement or instrument contemplated hereby, the Bonds or the use of the proceeds thereof.

Section 7.09. Accession by New Subscribers. The Issuer and IFC agree and acknowledge that, upon the offering by the Issuer of Additional Bonds, New Subscribers may at any time and from time to time agree to be bound by this Agreement by executing a Supplemental Bond Subscription Agreement and a Deed of Accession.

Section 7.10. Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names and to be delivered, as of the date first above written.

BANCO DE GALICIA Y BUENOS AIRES S.A.

By:	/s/ Fabián Enrique Kon
Name:	FABIÁN ENRIQUE KON
Title:	CEO

By:	/s/ Sergio Grinenco
Name:	SERGIO GRINENCO
Title:	CHAIRMAN

INTERNATIONAL FINANCE CORPORATION

By:	/s/ [ILLEGIBLE]
Name:	ILLEGIBLE
Title:	ILLEGIBLE

By:	/s/ David Jinel
Name:	DAVID JINEL
Title:	REGIONAL MANAGER

ANNEX A

MINIMUM INSURANCE REQUIREMENTS

(see Section 5.05 of the Agreement)

General Provisions

The insurances required to be arranged by the Issuer are those customarily expected of a prudent financial institution, including but not limited to the following:

At all times:

(a)	Financial Institution Bond (Bankers Blanket Bond) with cover to include, without limitation, the following:
(i)	Infidelity of employees;
(ii)	Forgery or alteration;
(iii)	Cash including securities and any negotiable instruments or documents at premises, in transit and in safe; and
(iv)	Electronic and computer crime; and
(b)	all insurances required by applicable laws and regulations.

The following insurance policies will only be required as long as physical and immovable assets constitute 25% or more of Total Capital:

(c)	Fire and named perils (including natural perils, and strike, riot & civil commotion), or property all risks on assets, with the sum insured based on new replacement cost; and
(d)	Public liability.

ANNEX B

EXCLUSION LIST

(See Section 5.02 of the Agreement)

▪

Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements, or subject to international bans, such as pharmaceuticals, pesticides/herbicides, ozone depleting substances, PCB's, wildlife or products regulated under CITES.

▪	Production or trade in weapons and munitions[1].
▪	Production or trade in alcoholic beverages (excluding beer and wine)[1]
▪	Production or trade in tobacco[1].
▪	Gambling, casinos and equivalent enterprises[1].
▪

Production or trade in radioactive materials. This does not apply to the purchase of medical equipment, quality control (measurement) equipment and any equipment where IFC considers the radioactive source to be trivial and/or adequately shielded.

▪	Production or trade in unbonded asbestos fibers. This does not apply to purchase and use of bonded asbestos cement sheeting where the asbestos content is less than 20%.
▪	Drift net fishing in the marine environment using nets in excess of 2.5 km. in length.
▪	Production or activities involving harmful or exploitative forms of forced labor2/harmful child labor3.
▪	Commercial logging operations for use in primary tropical moist forest.
▪	Production or trade in wood or other forestry products other than from sustainably managed forests.
▪	Activities involving (i) involuntary resettlement; (ii) adverse risks or impacts on indigenous peoples; (iii) significant risks or impacts on the environment, community health and safety, biodiversity, and cultural heritage; (iv) significant occupational health and safety risks; (v) for biofuel sub-projects, supply chain related labor and biodiversity significant issues; and (vi) for solar projects, significant impacts on access to water for local communities;

▪	Hydropower projects;
▪	Projects exceeding generation of 50 MW

The Issuer shall not provide loans, funding, investments or other support that represents, in the aggregate more than 1.0% of the Issuer's loan portfolio, to clients engaged in the following activity and where such client's operations primarily consist of:

-	Production or trade in tobacco

1.

This does not apply to project sponsors who are not substantially involved in these activities. "Not substantially involved" means that the activity concerned is ancillary to a project sponsor's primary operations.

2.	Forced labor means all work or service, not voluntarily performed, that is extracted from an individual under threat of force or penalty
3.

Harmful child labor means the employment of children that is economically exploitive, or is likely to be hazardous to, or to interfere with, the child's education, or to be harmful to the child's health, or physical, mental, spiritual, moral, or social development.

ANNEX C

SANCTIONABLE PRACTICES

(See Section 1.01 of the Agreement)

ANTI-CORRUPTION GUIDELINES FOR IFC TRANSACTIONS

The purpose of these Guidelines is to clarify the meaning of the terms “Corrupt Practices”, “Fraudulent Practices”, “Coercive Practices”, “Collusive Practices” and “Obstructive Practices” in the context of IFC operations.

I.	Corrupt Practices

A “Corrupt Practice” is the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.

lnterpretation

A.

Corrupt practices are understood as kickbacks and bribery. The conduct in question must involve the use of improper means (such as bribery) to violate or derogate a duty owed by the recipient in order for the payor to obtain an undue advantage or to avoid an obligation. Antitrust, securities and other violations of law that are not of this nature are excluded from the definition of corrupt practices.

B.

It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities. These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payor's books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions.

C.

In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally-accepted industry standards shall not constitute corrupt practices unless the action violates applicable law.

D.

Payment by private sector persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

ANNEX C

E.

The World Bank Group does not condone facilitation payments. For the purposes of implementation, the interpretation of "Corrupt Practices" relating to facilitation payments will take into account relevant law and international conventions pertaining to corruption.

2.	Fraudulent Practices

A “Fraudulent Practice” is any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial or other benefit or to avoid an obligation.

Interpretation

A.

An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false. Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a "Fraudulent Practice" for purposes of World Bank Group sanctions.

B.

Fraudulent Practices are intended to cover actions or omissions that are directed to or against a World Bank Group entity. It also covers Fraudulent Practices directed to or against a World Bank Group member country in connection with the award or implementation of a government contract or concession in a project financed by the World Bank Group. Frauds on other third parties are not condoned but are not specifically sanctioned in IFC, MIGA, or PRG operations. Similarly, other illegal behavior is not condoned, but will not be sanctioned as a Fraudulent Practice under the World Bank sanctions program as applicable to IFC, MIGA and PRG operations.

3.	Coercive Practices

A “Coercive Practice” is impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.

Interpretation

A.

Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

B.

Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation.

ANNEX C

4.	Collusive Practices

A “Collusive Practice” is an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.

Interpretation

Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

5.	Obstructive Practices

An "Obstructive Practice" is (i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) acts intended to materially impede the exercise of IFC’ s access to contractually required information in connection with a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice.

Interpretation

Any action legally or otherwise properly taken by a party to maintain or preserve its regulatory, legal or constitutional rights such as the attorney-client privilege, regardless of whether such action had the effect of impeding an investigation, does not constitute an Obstructive Practice.

General Interpretation

A person should not be liable for actions taken by unrelated third parties unless the first party participated in the prohibited act in question.

ANNEX D

COPY OF SEMS PLAN

(See Section 5.01 (1) of the Agreement)

Item	Actions	Deliverable	Timeframe
(i) ESMS Enhancement

The Issuer shall enhance its ESMS to strengthen procedures to screen the Sub- projects against the Performance Standards including:

-   Update procedures and screening

tools: pre-screening aligned with eligibility criteria; categorization process, questionnaires, sector guidelines or any other existing reference materials;

-    Establish new thresholds for Eligible Sub-project categorization (amount, sectors, other);

-   Hire knowledgeable E&S consultants for Sub-projects that involve more complex E&S risks (identified in consultation with the IFC) to support in the roll out of enhanced procedures for ESDD, Action Plan, E&S covenants and Monitoring procedures;

-   Prepare a list/database of external

knowledgeable consultants.

		Copy of enhanced ESMS/procedures and implementation & training plan	Condition of Subscription
(ii) Implementation Support	The Issuer will provide IFC with examples of ESDDs prepared; IFC will support the Issuer by reviewing ESDDs of Suh projects originated under the Bonds.	Submission of sample ESDDs before loan approval for the first 3 Sub-projects	At any time
(iii) Provide continuous capacity building

Develop an updated Implementation and Training Plan, specifying schedule for full updated procedures roll out and staff capacity building performed (being Training focused on Performance Standards conducted by knowledgeable external consultant).

		Updated Implementation & Training Plan and copy of Training Program, including delivery dates and number of staff trained	Within 6 months from Disbursement
(iv) Implementation Report	Provide an implementation report including samples of revised procedures and tools.	Implementation report and revised tools	Within 12 months from Disbursement

ANNEX E

ESCASANY, AYERZA AND BRAUN FAMILY MEMBERS

(See Section 1.01 of the Agreement)

Shareholder	Date of Birth
Eduardo José Escasany	June 30, 1950
Abel Ayerza	May 27, 1939
Federico Braun	February 4, 1948
Santiago Braun	September 16, 1942
Maria Braun	September 17, 1946
Miguel Braun	November 30, 1973
Susana Braun de Santillan	September 22, 1944
Inés Braun Ledesma	December 5, 1976
Pablo Braun Ledesma	January 8, 1976
Sonia Braun Malenchini	November 4, 1963
Mercedes Guerrero de Authier	August 31, 1961
Isabel Guerrero de Romero	December 19, 1962
Francisca Guerrero de Aduriz	April 29, 1965
Adela Maria Ayerza de Gutiérrez	October 19, 1936
Josefina Maria Ayerza	June 24, 1933
Daniel Milberg	August 12, 1957
Diego Daniel Milberg	December 12, 1964
Maria Dolores Milberg	November 2, 1960
Silvestre Vila Moret	April 26, 1971
Fundación Banco de Galicia y Buenos Aires S.A.	N/A

ANNEX F

ELIGIBILITY CRITERIA FOR ELIGIBLE SUB-LOANS

(See Section 1.01 of the Agreement)

Eligibility criteria (Note: indicative, subject to validation during the processing of the project and the findings of the Advisory Services engagement):

(i)

Eligible Sub-Borrower: defined as an entity which shall meet all the following criteria: (i) to be privately owned; (ii) not to be a Related Party or an Affiliate of the Issuer; (iii) to conduct its business and operations primarily in Argentina; (iv) to comply with the environmental requirements of the Country; (v) not to be primarily engaged in any of the activities on the Exclusion List;

(ii)

Eligible Sub-loan: defined as a loan granted by the Issuer which shall meet all the following criteria: (i) to be denominated in Dollars; (ii) to be granted for Eligible Sub-loans to finance RE Eligible Sub-projects, having a principal amount at origination not exceeding $ 30 million; (ii) to be performed on the basis of an agreement which would enable the Issuer to comply with the requirements set out in this Agreement; and (iii) to be originated by the Issuer not earlier than 12 months prior to the Disbursement Date;

(iii)	Eligible Sub-project: defined as investments which shall be within at least 1 of the following eligible criteria:
a.

Renewable Energy (RE) Eligible Sub-projects (each, a "RE Eligible Sub-project"), defined as the installation or construction measure aimed at investing into fixed assets that are designed to produce electricity, heat, cooling and any other form of energy that displaces fossil fuel use by utilizing renewable energy resources as well as renewable fuel. Renewable energy resources may include but not be limited to solar, wind, geothermal, biomass, biogas, waste-to-energy, but shall exclude any form of hydropower.

b.

Energy Efficiency (EE) Eligible Sub-projects (each, a "EE Eligible Sub-project"), defined as the reconstruction, renovation or refurbishment measure aimed at investing into fixed assets as well as systems and/or contracting services/products, that are designed to decrease energy consumption for every unit of service output of the corporate/medium entity or utilizing renewable or waste energy, both with the primary objective of improving the efficiency of energy use (or reducing specific energy consumption) of the system directly affected by the Eligible Sub-project based on minimum requirements.

c.	Eligible Sub-projects can include the manufacturers of EE and RE technology equipment intended for RE Eligible Sub-projects and EE Eligible Sub-projects:
i.

In the case of RE technology equipment, the Eligible Sub-project should be directly manufacturing a component that is exclusively for the purpose of producing RE and not for other purposes. The products of the corporate/medium manufacturer must be supplied to RE projects.

ii.

In the case of EE technology equipment, the Eligible Sub-project should, be directly manufacturing the energy-efficient technology equipment or appliance, and should be considered energy-efficient based on a reasonable benchmark in the market the technology is being sold. The products of the corporate/medium manufacturer must be supplied to EE projects.

d.

Water Efficiency (WE) Eligible Sub-projects (each, a "WE Eligible Sub-project"), defined as the investment that materially reduces the use of water per unit of production. The specific eligibility of such projects will need to be confirmed by IFC. This can be through retrofit of an existing facility, a water recycle/reuse project or a project that will use alternative water sources such as ground water, desalinated water or tertiary advanced tertiary treated sewage measure implemented within the premises of a corporate/medium entity and aimed at investing into fixed assets that are designed to decrease water consumption, provided that the decrease in water utilization from baseline is greater than or equal to 15%.

e.	Eligible Green Buildings (GB), defined as buildings which are compliant with green buildings standards as evidenced by:
i.	Leadership in Energy and Environmental Design (LEED) certificate as defined by the U.S. Green Building Council; or
ii.	"BRE" Environmental Assessment Method (BREEAM) certificate as defined by the Building Research Establishment;
iii.	IFC' s Excellence in Design for Greater Efficiencies (EDGE) certificate; or
iv.	Local Green Buildings Certification system, if applicable.
(iv)	Financing, which may be in the form of Eligible Sub-loans, must be for new Eligible Sub-projects and not refinancing of an existing loan.
(v)	Minimum requirements:
a.	EE: decrease in energy consumption from baseline > 15% or 25,000 tCO2, calculated on the overall eligible portfolio level (the aggregate of the EE Eligible Sub-projects);
b.	RE: eligible by default;
c.	WE: decrease in water consumption from baseline > 15%; and
d.	GB: certified in compliance with applicable green building standards.
(vi)	Excluded sub-projects:
a.	all hydropower projects;
b.	Category "A" Activity projects; and
c.	projects exceeding generation of 50 MW.

ANNEX G

ISSUER'S AUTHORIZATIONS

(See Section 4.01 (c) and Section 5.01 (e) of the Agreement)

Section (1).	Authorizations Already Obtained
(a)

Minutes of the shareholders' meeting of the Issuer which resolved to (i) approve the creation and issuance of the Bonds, and (ii) delegate in the Board of Directors of the Issuer the determination of the final terms and conditions thereof.

Section (2).	Authorizations to be Obtained Prior to the Subscription and Disbursement
(b)	Minutes of the Board of Directors of the Issuer setting forth the final terms and conditions of the Bonds;
(c)

Minutes of the shareholders' meeting of the Issuer which resolves to (i) approve the creation and issuance of the Additional Bonds, and (ii) delegate in the Board of Directors of the Issuer the determination of the final terms and conditions thereof;

(d)	Minutes of the Board of Directors of the Issuer setting forth the final terms and conditions of the Additional Bonds.

SCHEDULE 1

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

(See Section 1.01 and Section 4.01(j) of the Agreement)

[Issuer's Letterhead]

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention: Director, Financial Institutions Group

Ladies and Gentlemen:

Investment No. 41090

Certificate of Incumbency and Authority

With reference to the Master Bond Subscription Agreement between us, dated March 23, 2018 (the "Agreement"), I, the undersigned [Chairman/Director] of Banco de Galicia y Buenos Aires S.A. (the "Issuer") duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the persons [each] [any two] of whom are, and will continue to be (until you receive authorized written notice from the Issuer that they, or any of them, no longer continue to be), authorized:

(a)to sign on behalf of the Issuer the request for the disbursement of funds provided for in the Agreement, and such other certificates, requests and documents required or permitted to be made thereunder on behalf of the Issuer; and

(b)to take, in the name of the Issuer, any other action required or permitted to be taken, done, signed or executed under the Agreement, or any other agreement to which IFC and the Issuer may be parties.

*Name	Office	Specimen Signature

*As many, or as few, names may be included as the Issuer shall desire.

You may assume that any such person continues to be so authorized until you receive authorized written notice from the Issuer that they, or any of them, is no longer so authorized.

Yours truly,
BANCO DE GALICIA Y BUENOS AIRES S.A.

By:
Name:
Title:	[Chairman/Director]

SCHEDULE 2

NOTICE OF INTENTION

(See Section 2.02 of the Agreement)

[LETTERHEAD OF THE ISSUER]

[Date]

International Finance Corporation

2121 Pennsylvania Ave., N.W.

Washington, D.C. 20433

United States of America

Ladies and Gentlemen:

Investment No. 41090

Notice of Intention No. [_]

1.Please refer to the Master Bond Subscription Agreement dated March 23, 2018 (the "Agreement") between Banco Galicia y de Buenos Aires S.A. (the "Issuer") and International Finance Corporation ("IFC"). All terms defined in the Agreement shall bear the same meanings herein.

2.Pursuant to Section 2.02 (a) of the Agreement, the Issuer hereby expresses its intent to make a Private Placement Offer in an amount of Dollars [  ] ($ [   ]), fixed interest rate on [Disbursement Date].

3.For the purposes of Section 4.01 of the Agreement, the Issuer hereby certifies as follows:

(a)No Event of Default and no Potential Event of Default has occurred and is continuing;

(b)The proceeds of the Disbursement are, at the date of the relevant request, needed by the Issuer exclusively to finance Eligible Sub-loans to Eligible Sub-borrowers for the purpose of funding Eligible Sub-projects that (i) were financed by the Issuer up to 12-months prior to the Disbursement Date or (ii) will be financed by the Issuer within 18 months from the Disbursement Date:

(c)Since the date of the Agreement nothing has occurred which has or can reasonably be expected to have a Material Adverse Effect;

(d)The representations and warranties made in Article III of the Agreement are true and correct in all material respects on and as of the Disbursement Date with the same effect as if those representations and warranties had been made on and as of the Disbursement Date (but in the case of Section 3.01 (c) (Representations and Warranties), without the words in parentheses);

(e)After giving effect to the Disbursement, the Issuer would not be in violation of (i) its Charter; (ii) any provision contained in any document to which the Issuer is a party (including the Agreement) or by which the Issuer is bound; or (iii) any law, rule, regulation, Authorization or agreement or other document binding on the Issuer directly or indirectly limiting or otherwise restricting the Issuer's borrowing power or authority or its ability to borrow;

(f)After taking into account the amount of the Disbursement and any other Liabilities incurred by the Issuer after the date of the latest financial statements of the•Issuer delivered to IFC pursuant to Section 5.04 (a) (Reporting Requirements) of the Agreement, the Issuer would be in compliance with each of the financial covenants set out in Section 5.03 (Financial Covenants) of the Agreement; and

(g)The Bonds shall have been offered in accordance with the Terms and Conditions and applicable laws and regulations in the Country and there shall be Bonds available to be allocated to IFC in the full amount of the Disbursement.

The above certifications are effective as of the date of this request for Disbursement and shall continue to be effective as of the Disbursement Date. If any of these certifications is no longer valid as of or prior to the date of the requested Disbursement, the Issuer will immediately notify IFC and will repay the amount disbursed upon demand by IFC if Disbursement is made prior to the receipt of such notice.

Yours faithfully,
BANCO GALICIA Y DE BUENOS AIRES S.A.

By
Authorized Representative

Copy to:	Director, Department of Financial Operations
International Finance Corporation

SCHEDULE 3.A

FORM OF INDICATIVE RATE NOTICE

(See Section 2.02 of the Agreement)

[DATE]

Banco de Galicia y Buenos Aires S.A.

Tte. Gral. Juan Domingo Perón 407

(C1038AAI) Buenos Aires

República Argentina

Attn. [   ]

Ladies and Gentlemen:

Investment No. 41090

Indicative Rate

Reference is made to the Master Bond Subscription Agreement (the "Agreement") dated March 23, 2018, between Banco Galicia y de Buenos Aires S.A. (the "Issuer"), and International Finance Corporation ("IFC"). Terms defined in the Agreement have their defined meanings whenever used in this request.

We hereby notify the Issuer that the Indicative Rate is [_] and the indicative price is par, for a fixed interest rate Disbursement on [_], 2018.

INTERNATIONAL FINANCE CORPORATION

By:
Authorized Representative

SCHEDULE 3.B

FORM OF DISBURSEMENT LIMIT ORDER NOTICE

(See Section 2.02 of the Agreement)

[Issuer’s Letterhead]

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention: [   ]

Ladies and Gentlemen:

Investment No. 41090

Disbursement Limit Order Notice No. [_]

1.Please refer to the Master Bond Subscription Agreement (the “Agreement”) dated March 23, 2018, between Banco Galicia y de Buenos Aires S.A. (the “Issuer”), and International Finance Corporation (“IFC”), and to the Notice of Intention in an amount of Dollars [_] ($ [ ]) following the repayment schedule determined in accordance with Section 2.03 (Repayment) of the respective Supplemental Bond Subscription Agreement. Terms defined in the Agreement have their defined meanings whenever used in this request.

2.In accordance with Section 2.02 of the Agreement, and in response to the Indicative Rate Notice Letter dated [_], the Issuer hereby confirms its agreement to a maximum Indicative Rate of [_] included therein.

3.As provided in Section 2.02 of the Agreement, the Issuer acknowledges that the determination by IFC of the Fixed Interest Rate determined during the Rate Setting Period: (i) may occur at any time during the relevant Rate Setting Period; (ii) may not be the lowest Fixed Interest Rate determinable during the relevant Rate Setting Period; and (iii) shall be final and conclusive and binding on the Issuer (unless the Issuer shows to IFC’ s satisfaction that the determination involves manifest error).

Yours truly,

BANCO GALICIA Y DE BUENOS AIRES S.A.

By
Authorized Representative

SCHEDULE 3.C

FORM OF CONFIRMATION

(See Section 2.02 of the Agreement)

[DATE]

Investment Number 41090

Confirmation of Disbursement

This is a Confirmation delivered pursuant to Section 2.02 of the Agreement (the “Agreement”) dated March 23 2018, between Banco Galicia y de Buenos Aires S.A. (the “Issuer”) and International Finance Corporation (“IFC”). All terms defined in the Agreement shall bear the same meanings herein.

Amount of Disbursement: [  ]

Disbursement Date: [  ]

Relevant Spread: [  ]

Disbursement Fixed Interest Rate: [  ]

INTERNATIONAL FINANCE CORPORATION

By:
Authorized Representative

Acknowledged and Agreed:

BANCO GALICIA Y DE BUENOS AIRES S.A.

By:
Authorized Representative

SCHEDULE 4.A

FORM OF SUPPLEMENTAL BOND SUBSCRIPTION AGREEMENT FOR IFC

(See Section 2.01 of the Agreement)

INVESTMENT NUMBER 41090

SUPPLEMENTAL BOND SUBSCRIPTION AGREEMENT No. [1]

between

BANCO DE GALICIA Y BUENOS AIRES S.A.

and

INTERNATIONAL FINANCE CORPORATION

Dated March |23|, 2018

SUPPLEMENTAL BOND SUBSCRIPTION AGREEMENT No. [1]

SUPPLEMENTAL BOND SUBSCRIPTION AGREEMENT (this “Supplemental Bond Subscription Agreement”) dated March [23], 2018 between BANCO DE GALICIA Y BUENOS AIRES S.A., a banking institution organized and existing under the laws of the Republic of Argentina (the “Issuer”); and INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the Republic of Argentina (“IFC”).

RECITALS

On March 23, 2018 the Issuer and IFC have entered into a Master Bond Subscription Agreement (the “Master Bond Subscription Agreement”);

According to the Master Bond Subscription Agreement, the Issuer has requested a subscription of Bonds (as defined below) to IFC and Disbursement (as defined below), in order to use the proceeds of such Disbursement to finance exclusively Eligible Sub-loans to Eligible Sub-borrowers for the purpose of funding Eligible Sub-projects, as described below; and

IFC is willing to provide the requested Disbursement upon the terms and conditions set forth in this Supplemental Bond Subscription Agreement and the Master Bond Subscription Agreement.

ARTICLE I

Definitions and Interpretation

Section 1.01. Definitions. Wherever used in this Supplemental Bond Subscription Agreement, and except as otherwise defined herein, terms defined below shall have the meaning ascribed to them in this Section 1.01, and terms that are not defined in this Section 1.01 or in this Supplemental Bond Subscription Agreement, shall have the meaning ascribed to them in the Master Bond Subscription Agreement:

“Fixed Base Rate” means, with respect to the Disbursement, the fixed rate reflecting the cost at which IFC can provide fixed rate financing in the Bond Currency;

“Fixed Interest Rate” means, with respect to the Disbursement, a rate per annum equal to the sum of the Fixed Base Rate and the Relevant Spread, being such rate determined at the time of the Disbursement and in accordance with the provisions of Section 2.02 (Disbursement Procedure) and Section 2.03 (Interest);

“Relevant Spread” means 2.75%;

“Disbursement” means any disbursement of funds made by IFC to pay the subscription price of Bonds subscribed hereunder; and

“Master Bond Subscription Agreement” has the meaning set forth in the Recitals.

Section 1.02. Financial Calculations, Interpretation, Business Day Adjustment.

(a)This Supplemental Bond Subscription Agreement is one of the Supplemental Bond Subscription Agreements referred to in the Master Bond Subscription Agreement.

(b)Sections 1.02. (Financial Calculations), 1.03 (Interpretation) and 1.04 (Business Day Adjustment) of the Master Bond Subscription Agreement are incorporated herein by reference and shall apply herein, mutatis mutandis, as if set out in this Supplemental Bond Subscription Agreement in full.

(c)In the context of this Supplemental Bond Subscription Agreement, and except as otherwise provided in this Supplemental Bond Subscription Agreement, a reference to a time of day is a reference to New York time.

(d)In the context of this Supplemental Bond Subscription Agreement, and except as otherwise provided in this Supplemental Bond Subscription Agreement, any reference to “the date of this Supplemental Bond Subscription Agreement” or any similar reference, is a reference to the date of execution of this Supplemental Bond Subscription Agreement.

(e)Any reference to Sections in this Supplemental Bond Subscription Agreement, except as otherwise provided in this Supplemental Bond Subscription Agreement, is a reference to a Section to this Supplemental Bond Subscription Agreement.

Section 1.03. Conflict with Master Bond Subscription Agreement. In the event of any conflict between the terms of this Supplemental Bond Subscription Agreement and the terms of the Master Bond Subscription Agreement, the terms of this Supplemental Bond Subscription Agreement will prevail as between the parties to this Supplemental Bond Subscription Agreement.

ARTICLE II

Subscription of Bonds

Section 2.01. The Bonds.

(a)Subject to the provisions of this Supplemental Bond Subscription Agreement and the Master Bond Subscription Agreement, the Issuer agrees to issue and place the Bonds through a Private Placement in an amount of $ 100,000,000, and IFC agrees to, concurrently, subscribe the Bonds and make the Disbursement for an aggregate principal amount of up to $ 100,000,000.

(b)The Issuer may request the Disbursement, during the Availability Period, in accordance with this Section 2.02, by delivering to IFC, at least 15 Business Days prior to the proposed date of the Disbursement (or such shorter period as agreed between IFC and the Issuer in writing), a notice of the intention to make the Private Placement Offer substantially in the form of Schedule 2 (the "Notice of Intention") of the Master Bond Subscription Agreement;

(c)Within 10 Business Days following the receipt of the Notice of Intention, and subject to IFC’ s determination that all conditions for the Disbursement have been satisfied, IFC shall deliver to the Issuer a notice in the form of Schedule 3.A of the Master Bond Subscription Agreement specifying the rate (the “Indicative Rate”) reflecting the Fixed Interest Rate at which IFC would invest in the Bonds at a price of par (the “Indicative Rate Notice”);

(d)No later than 2 Business days after receipt of the Indicative Rate Notice, the Issuer shall deliver to IFC the Disbursement Limit Order Notice in the form of Schedule 3.B of the Master Bond Subscription Agreement confirming its agreement with the Indicative Rate;

(e)Upon receipt of the Disbursement Limit Order Notice, at any time during the Rate Setting Period, IFC shall use reasonable efforts to determine, for purposes of the Disbursement, a Fixed Interest Rate that does not exceed the Indicative Rate given a price of par, provided, however, that prior to the determination of the Fixed Interest Rate by IFC during the Rate Setting Period, the Disbursement Limit Order Notice may be revoked by the Issuer in writing and any such revocation shall not be effective unless and until IFC provides a written acknowledgement of such revocation to the Issuer;

(f)Unless otherwise agreed by the Issuer and IFC, the Disbursement Date shall be the second Business Day following the Rate Setting Date;

(g)If, during the Rate Setting Period, IFC is not able to determine a Fixed Interest Rate that does not exceed the Indicative Rate, IFC shall promptly notify the Issuer of its inability to make such determination and may send a new Indicative Rate Notice with a new Indicative Rate and the Issuer shall promptly deliver a new Disbursement Limit Order Notice documenting its agreement with such new Indicative Rate. If IFC is not then able to determine a Fixed Interest Rate that does not exceed the Indicative Rate specified in the latest Indicative Rate Notice, IFC shall promptly notify the Issuer in writing, the Notice of Intention shall be deemed as void and without effect and in order to request the Disbursement, the Issuer shall be required to send to IFC a new Notice of Intention for the Disbursement if it wishes to request the Disbursement;

(h)Following the determination of a Fixed Interest Rate, IFC shall provide to the Issuer a Confirmation substantially in the form of Schedule 3.C of the Master Bond Subscription Agreement. The Issuer shall promptly and prior to the Private Placement and the Disbursement, sign any such Confirmation and return the same to IFC (it being understood and agreed, however, that such Confirmation is solely provided as a summary of the terms and conditions of the Disbursement, as applicable, and that the terms set forth in this Supplemental Bond Subscription Agreement shall be effective and enforceable against the Issuer regardless of whether or not the Issuer signs the related Confirmation);

(i)The Issuer shall send to IFC a Private Placement Offer which shall include the Fixed Interest Rate set and the price of par pursuant to the terms of this Section 2.01;

(j)The Bonds shall be privately placed in accordance with the Terms and Conditions;

(k)The Disbursement shall be made in the Bond Currency in accordance with the Terms and Conditions concurrently with the subscription of the Bonds; and

(l)The Issuer shall deliver to IFC a certificate documenting the subscription of the Bonds, within 5 Local Business Days following the Disbursement Date.

Section 2.02. Interest. Subject to Section 2.04 (Default Interest Rate) of the Master Bond Subscription Agreement, the Issuer shall pay interest on the Bonds from time to time at the Fixed Interest Rate as set in accordance with this Section 2.02 (Interest), Section 2.02 (Disbursement Procedure) and Section 2.03 (Interest) of the Master Bond Subscription Agreement and which is included in the Private Placement Offer.

(a)The Bonds will bear the Fixed Interest Rate which shall accrue on the outstanding principal amount of the Bonds from day to day commencing on the Disbursement Date and be prorated on the basis of a 360-day year for the number of days in the relevant Interest Period, such number to be calculated as follows:

Fixed Base Rate + Relevant Spread = Fixed interest Rate.

(a)Interest shall be payable in arrears on the Interest Payment Date immediately following the end of the Interest Period or the first Business Day following the end of that Interest Period.

(b)The determination by IFC, from time to time, of the applicable Fixed Interest Rate shall be final and conclusive and bind the Issuer (unless the Issuer shows to IFC' s satisfaction that the determination involves manifest error).

Section 2.03. Repayment.

Subject to Section 1.04 (Business Day Adjustment) of the Master Bond Subscription Agreement, the Issuer shall repay the outstanding principal amount of the Bonds in 9 consecutive equal semiannual installments, the first of such installments becoming due on the Interest Payment Date closer to the 36- month anniversary of the Disbursement Date.

Section 2.04. Prepayment.

(a)The Issuer may prepay the Bonds in accordance with Section 2.06 (Prepayment) of the Master Bond Subscription Agreement.

(b)Amounts of principal prepaid under this Section 2.04 and Section 2.06 (Prepayment) of the Master Bond Subscription Agreement shall determine a pro-rata reduction of the relevant installments to be paid by the Issuer for the repayment of the outstanding principal amount of the Bonds.

Section 2.05. Fees and Other Payments. (a) The Issuer shall pay to IFC:

(i)	a front-end fee equal to 1% of the IFC Commitment, to be paid on the Business Day immediately preceding the date on which the Issuer sends the Private Placement Offer;
(ii)

a commitment fee equal to 1% per annum on that part of the IFC Commitment that from time to time has not been disbursed or canceled, beginning to accrue on the date of this Supplemental Bond Subscription Agreement, prorated on the basis of a 360-day year for the actual number of days elapsed and payable, in arrears, on the first Interest Payment Date;

(iii)	a catalytic fee of 0.5% of the amount of Additional Bonds subscribed by any New Subscriber, payable simultaneously with the signing of the relevant Supplemental Bond Subscription Agreement;
(iv)	a cancellation fee equal to 2% of the IFC Commitment if the Issuer cancels the Bonds from the signing of the relevant Supplemental Bond Subscription Agreement to the Disbursement; and
(v)	a supervision fee for a maximum of $10,000 per annum for all active investment projects in place between the Issuer and IFC.

Section 2.06. Currency and Place of Payments. The Issuer shall make all payments of principal, interest, fees and any other amount due to IFC under this Supplemental Bond Subscription Agreement in accordance with Section 2.08 (Currency and Place of Payments) of the Master Bond Subscription Agreement, in the Bond Currency, in same day funds, to the account of IFC at Citibank, N.A., 111 Wall Street, New York, U.S.A., ABA #021000089, for credit to lFC' s account number 36085579 unless a different account has been designated from time to time by IFC.

Section 2.07. Suspension and Cancellation. (a) IFC may, by notice to the Issuer, suspend or cancel the right of the Issuer in relation to the IFC Commitment:

(i)

if the first Disbursement has not been made on or before 90 days upon the execution of this Supplemental Bond Subscription Agreement due to (A) the Issuer's failure to request the Disbursement by delivering the Notice of Intention to IFC or (B) the non-fulfillment of the conditions indicated in Section 4.01 (Conditions of Subscription);

(ii)

if any Event of Default or Potential Event of Default has occurred and is continuing or if the Event of Default specified in Section 6.02 (d) (Events of Default) is, in the reasonable opinion of IFC imminent;

(iii)	if any event or condition has occmi-ed which has or can be reasonably expected to have a Material Adverse Effect;
(iv)	if the interest rate in the Private Placement Offer is lower than the Indicative Rate; and
(v)	at any time after 90 days upon the execution of this Supplemental Bond Subscription Agreement.

(b)Upon the giving of any such notice, the right of the Issuer in relation to the IFC Commitment shall be suspended or canceled, at the option of IFC. The exercise by IFC of its right of suspension shall not preclude IFC from exercising its right of cancellation, either for the same or any other reason specified in Section 2.07(a) and shall not limit any other provision of this Supplemental Bond Subscription Agreement or the Master Bonds Subscription Agreement. Upon any cancellation the Issuer shall pay to IFC all fees and other amounts accrued (whether or not then due and payable) under this Supplemental Bond Subscription Agreement up to the date of that cancellation.

Section 2.08 Taxes. The Issuer shall pay or cause to be paid all Taxes (other than Taxes, if any, payable on the overall income of IFC) on or in connection with the payment of all amounts due under this Supplemental Bond Subscription Agreement, the Bonds and the other Transaction Documents, and make all payments under this Supplemental Bond Subscription Agreement, the Bonds and the other Transaction Documents without deducting any present or future taxes whatsoever by whomsoever levied or imposed in connection with the payment of any amount under this Supplemental Bond Subscription Agreement, the Bonds and the other Transaction Documents; provided that, if the Issuer is prevented from making payments without deduction, the Issuer shall, in each case, pay to IFC an increased amount such that, after deduction, IFC receives the full amount they would have received had that payment been made without deduction.

Section 2.09. Expenses. (a) The Issuer shall pay, or reimburse IFC for any amount paid by IFC on account of, all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents and any other documents related to them.

(b)The Issuer shall pay to IFC or as IFC may direct, the fees and expenses of IFC' s counsel, accountants and consultants incurred in connection with: (i) the preparation, review, execution, translation and, where appropriate, registration of the Transaction Documents and any other documents related to them; (ii) the preparation, administration and implementation by IFC of the investment provided for in this Supplemental Bond Subscription Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any Transaction Document; (iii) the giving of any legal opinions required by IFC under this Supplemental Bond Subscription Agreement and any other Transaction Document; and (iv) the occurrence of any Event of Default or Potential Event of Default.

(c)The Issuer shall pay to IFC, or as IFC may direct, the costs and expenses incurred by IFC in relation to efforts to enforce or protect its rights under this Supplemental Bond Subscription Agreement and any Transaction Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants' fees.

(d)In the event the parties hereto agree to amend or waive any provision of the Transaction Documents, or to restructure in whole or in part the Commitment and the Bonds and/or the Additional Bonds, IFC and the Issuer shall negotiate in good faith a compensation fee payable to IFC for any additional work devoted by IFC' s staff during such amendment, waiver or restructuring, including the fees and expenses of IFC' s counsel, accountants and consultants.

ARTICLE III

Common Terms

Section 3.01. Representations and Warranties.

(a)The representations and warranties set out in Section 3.01 (Representations and Warranties) of the Master Bond Subscription Agreement are incorporated herein by reference and shall be made and are deemed to be made herein, mutatis mutandis, for the benefit of IFC as if set out in this Supplemental Bond Subscription Agreement in full.

(b)The Issuer acknowledges that IFC enters into this Supplemental Bond Subscription Agreement and the other Transaction Documents to which it is a party on the basis of, and in full reliance on, each of the representations and warranties referred to in Section 3.01 (Representations and Warranties) of the Master Bond Subscription Agreement.

Section 3.02. Conditions of Subscription.

The obligation of IFC to subscribe Bonds and make a Disbursement is subject to the fulfillment prior to or concurrently with the subscription of the Bonds and making of the Disbursement of the conditions set forth in Section 4.01 (Conditions of Subscription) of the Master Bond Subscription Agreement.

Section 3.03. Covenants.

(a)All the covenants set out in Article V (Particular Covenants) of the Master Bond Subscription Agreement are incorporated herein by reference and shall apply herein, mutatis mutandis, for the benefit of IFC as if set out in this Supplemental Bond Subscription Agreement in full.

(b)The Issuer undertakes to cause the proceeds of the Bonds to be applied to [provide a preliminary description of Eligible Sub-loans, Eligible Sub-projects, and Eligible Sub-borrowers] and to provide evidence to that effect to IFC.

Section 3.04. Events of Default.

(a)The Events of Default set out in Section 6.02 (Events of Default) of the Master Bond Subscription Agreement are incorporated herein by reference and shall each constitute an event of default under this Supplemental Bond Subscription Agreement.

(b)If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), IFC may, by notice to the Issuer, require the Issuer to repay any and all the outstanding principal amount of the Bonds immediately. On receipt of any such notice, the Issuer shall immediately repay the outstanding principal amount of the Additional Bonds and pay all accrued interest thereon, the Prepayment Premium, the Make Whole Amount and any other amounts payable under the Master Bond Subscription Agreement, provided that the Prepayment Premium shall not be applicable if acceleration occurred

(only) as a consequence of the Event of Default set forth in Section 6.02 (e) of the Master Bond Subscription Agreement, or any other Transaction Document. The Issuer waives any right it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.

(c)If the Issuer is in any of the situations described in Section 6.02 (e) of the Master Bond Subscription Agreement, the Bonds, all interest accrued on it and any other amounts payable under this Supplemental Bond Subscription Agreement and the other Transaction Documents will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Issuer waives.

ARTICLE IV

Miscellaneous

Section 4.01. Notices.

Any notice, request or other communication to be given or made to IFC under this Supplemental Bond Subscription Agreement shall be given in accordance with Section 7.02 (Notices) of the Master Bond Subscription Agreement.

Section 4.02. Term of Agreement.

This Supplemental Bond Subscription Agreement shall continue in force until the entire amount due under the Bonds has been fully paid in accordance with its provisions.

Section 4.03. Saving of Rights.

Section 7.01 (Saving of Rights) of the Master Bond Subscription Agreement is incorporated herein by reference and shall apply herein, mutatis mutandis, as if set out in this Supplemental Bond Subscription Agreement in full.

Section 4.04. Applicable Law and Jurisdiction.

(a)This Supplemental Bond Subscription Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

(b)Section 7.04 (Applicable Law and Jurisdiction) of the Master Bond Subscription Agreement is incorporated herein by reference and shall apply herein, mutatis mutandis, as if set out in this Supplemental Bond Subscription Agreement in full.

Section 4.05. Disclosure of Information. Section 7.05 (Disclosure of Information) of the Master Bond Subscription Agreement is incorporated herein by reference and shall apply herein, mutatis mutandis, as if set out in this Supplemental Bond Subscription Agreement in full.

Section 4.06. Successors and Assignees.

(a)This Supplemental Bond Subscription Agreement binds and benefits the respective successors and assignees of the parties. However, the Issuer may not assign or delegate any of its rights or obligations under this Supplemental Bond Subscription Agreement without the prior consent of IFC.

(b)IFC may sell, transfer, assign, novate or otherwise dispose of all or part of its rights or obligations under this Supplemental Bond Subscription Agreement.

Section 4.07. Amendments, Waivers and Consents. (a) No provision of this Supplemental Bond Subscription Agreement may be amended, supplemented, modified or waived, except by a written instrument signed by the parties to this Supplemental Bond Subscription Agreement.

(b)Any waiver or amendment, supplement or modification made or entered into in accordance with Section 4.07(a) shall be binding upon the parties to this Supplemental Bond Subscription Agreement.

Section 4.08. Indemnification; No Consequential Damages. Section 7.08 (Indemnification; No Consequential Damages) of the Master Bond Subscription Agreement is incorporated herein by reference and shall apply herein, mutatis mutandis, as if set out in this Supplemental Bond Subscription Agreement in full.

Section 4.09. Counterparts. This Supplemental Bond Subscription Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

Section 4.10. English Language. (a) All documents to be provided or communications to be given or made under this Supplemental Bond Subscription Agreement shall be in the English language.

(b)To the extent that the original version of any document to be provided, or communication to be given or made, to IFC under this Supplemental Bond Subscription Agreement is in a language other than English, that document or communication shall be accompanied or followed (no later than five Business Days since the delivery date of the relevant document in a language other than the English language) by an English translation certified by an Authorized Representative to be a true and correct translation of the original. IFC may, if it so requires, obtain an English translation of any document or communication received in a language other than English at the cost and expense of the Issuer.

(signature page follows)

IN WITNESS WHEREOF, the parties have caused this Supplemental Bond Subscription Agreement to be signed in their respective names as of the date first above written.

BANCO DE GALICIA Y BUENOS AIRES S.A.

By:

Name:

Title:

By:

Name:

Title:

INTERNATIONAL FINANCE CORPORATION

By:

Name:

Title:

By:

Name:

Title:

SCHEDULE 4.B

FORM OF SUPPLEMENTAL BOND SUBSCRIPTION AGREEMENT FOR NEW SUBSCRIBERS

(See Section 2.01 of the Agreement)

INVESTMENT NUMBER 41090

SUPPLEMENTAL BOND SUBSCRIPTION AGREEMENT No. [_]

between

BANCO DE GALICIA Y BUENOS AIRES S.A.

and

[NAME OF NEW SUBSCRIBER]

Dated            , 201[  ]

SUPPLEMENTAL BOND SUBSCRIPTION AGREEMENT No. [  ]4

SUPPLEMENTAL BOND SUBSCRIPTION AGREEMENT (this "Supplemental Bond Subscription Agreement") dated [_]. 20_ between BANCO DE GALICIA Y BUENOS AIRES S.A., a banking institution organized and existing under the laws of the Republic of Argentina (the "Issuer"); and [NAME OF NEW SUBSCRIBER], a [type of entity] incorporated under the laws of [relevant jurisdiction] (the "New Subscriber").

RECITALS

On March 23, 2018 the Issuer and INTERNATIONAL FINANCE CORPORATION ("IFC")

have entered into a Master Bond Subscription Agreement (the "Master Bond Subscription Agreement");

According to the Master Bond Subscription Agreement, the Issuer has issued Additional Bonds and intends to request a subscription of Additional Bonds (as defined below) to the New Subscriber and Disbursement (as defined below), in order to use the proceeds of such Disbursement to finance exclusively Eligible Sub-loans to Eligible Sub-borrowers for the purpose of funding Eligible Subprojects, as described below; and

The New Subscriber is willing to provide the requested Disbursement upon the terms and conditions set forth in this Supplemental Bond Subscription Agreement and the Master Bond Subscription Agreement.

ARTICLE I

Definitions and Interpretation

Section 1.01. Definitions. Wherever used in this Supplemental Bond Subscription Agreement, and except as otherwise defined herein, terms defined below shall have the meaning ascribed to them in this Section 1.01, and terms that are not defined in this Section 1.01 or in this Supplemental Bond Subscription Agreement, shall have the meaning ascribed to them in the Master Bond Subscription Agreement:

“Fixed Base Rate” means, with respect to the Disbursement, the fixed rate reflecting the cost at which the New Subscriber can provide fixed rate financing in the Bond Currency;

“Fixed Interest Rate” means, with respect to the Disbursement, a rate per annum equal to the sum of the Fixed Base Rate and the Relevant Spread, being such rate determined at the time of the Disbursement and in accordance with the provisions of Section 2.02 (Disbursement Procedure) and Section 2.03 (Interest);

“Relevant Spread” means[   %];

“Disbursement” means any disbursement of funds made by the New Subscriber to pay the subscription price of Additional Bonds subscribed hereunder; and

[4]

This Supplemental Bond Subscription Agreement is intended to be applicable to the subscription of Additional Bonds by any New Subscriber, and to such extent, bracketed texts should be adapted accordingly.

“Master Bond Subscription Agreement” has the meaning set forth in the Recitals.

Section 1.02. Financial Calculations, Interpretation, Business Day Adjustment.

(a)This Supplemental Bond Subscription Agreement is one of the Supplemental Bond Subscription Agreements referred to in the Master Bond Subscription Agreement.

(b)Sections 1.02. (Financial Calculations), 1.03 (Interpretation) and 1.04 (Business Day Adjustment) of the Master Bond Subscription Agreement are incorporated herein by reference and shall apply herein, mutatis mutandis, as if set out in this Supplemental Bond Subscription Agreement in full.

(c)In the context of this Supplemental Bond Subscription Agreement, and except as otherwise provided in this Supplemental Bond Subscription Agreement, a reference to a time of day is a reference to New York time.

(d)In the context of this Supplemental Bond Subscription Agreement, and except as otherwise provided in this Supplemental Bond Subscription Agreement, any reference to "the date of this Supplemental Bond Subscription Agreement" or any similar reference, is a reference to the date of execution of this Supplemental Bond Subscription Agreement.

(e)Any reference to Sections in this Supplemental Bond Subscription Agreement, except as otherwise provided in this Supplemental Bond Subscription Agreement, is a reference to a Section to this Supplemental Bond Subscription Agreement.

Section 1.03. Conflict with Master Bond Subscription Agreement. In the event of any conflict between the terms of this Supplemental Bond Subscription Agreement and the terms of the Master Bond Subscription Agreement, the terms of this Supplemental Bond Subscription Agreement will prevail as between the parties to this Supplemental Bond Subscription Agreement.

ARTICLE II

Subscription of Additional Bonds; The New Subscriber

Section 2.01. The Additional Bonds.

(a)Subject to the provisions of this Supplemental Bond Subscription Agreement and the Master Bond Subscription Agreement, the Issuer agrees to issue and place the Additional Bonds through a Private Placement in an amount of $ [      ], and the New Subscriber agrees to, concurrently, subscribe such Additional Bonds and make the Disbursement for an aggregate principal amount of up to $[       ][the "New Subscriber's Commitment")].

(b)The Issuer may request the Disbursement, during the Availability Period, in accordance with this Section 2.02, by delivering to the New Subscriber, at least 15 Business Days prior to the proposed date of the Disbursement (or such shorter period as agreed between the New Subscriber and the Issuer in writing), a notice of the intention to make the Private Placement Offer substantially in the form of Schedule 2 (the "Notice of Intention") of the Master Bond Subscription Agreement;

(c)Within 10 Business Days following the receipt of the Notice of Intention, and subject to the New Subscriber's determination that all conditions for the Disbursement have been satisfied, the New Subscriber shall deliver to the Issuer a notice in the form of Schedule 3.A of the Master Bond Subscription Agreement specifying the rate (the "Indicative Rate") reflecting the Fixed Interest Rate at which the New Subscriber would invest in the Bonds at a price of par (the "Indicative Rate Notice");

(d)No later than 2 Business days after receipt of the Indicative Rate Notice, the Issuer shall deliver to the New Subscriber the Disbursement Limit Order Notice in the form of Schedule 3.B of the Master Bond Subscription Agreement confirming its agreement with the Indicative Rate;

(e)Upon receipt of the Disbursement Limit Order Notice, at any time during the Rate Setting Period, the New Subscriber shall use reasonable efforts to determine, for purposes of the Disbursement, a Fixed Interest Rate that does not exceed the Indicative Rate given a price of par, provided, however, that prior to the determination of the Fixed Interest Rate by the New Subscriber during the Rate Setting Period, the Disbursement Limit Order Notice may be revoked by the Issuer in writing and any such revocation shall not be effective unless and until the New Subscriber provides a written acknowledgement of such revocation to the Issuer;

(f)Unless otherwise agreed by the Issuer and the New Subscriber, the Disbursement Date shall be the second Business Day following the Rate Setting Date;

(g)If, during the Rate Setting Period, the New Subscriber is not able to determine a Fixed Interest Rate that does not exceed the Indicative Rate, the New Subscriber shall promptly notify the Issuer of its inability to make such determination and may send a new Indicative Rate Notice with a new Indicative Rate and the Issuer shall promptly deliver a new Disbursement Limit Order Notice documenting its agreement with such new Indicative Rate. If the New Subscriber is not then able to determine a Fixed Interest Rate that does not exceed the Indicative Rate specified in the latest Indicative Rate Notice, the New Subscriber shall promptly notify the Issuer in writing, the Notice of Intention shall be deemed as void and without effect and in order to request the Disbursement, the Issuer shall be required to send to the New Subscriber a new Notice of Intention for the Disbursement if it wishes to request the Disbursement;

(h)Following the determination of a Fixed Interest Rate, the New Subscriber shall provide to the Issuer a Confirmation substantially in the form of Schedule 3.C of the Master Bond Subscription Agreement. The Issuer shall promptly and prior to the Private Placement and the Disbursement, sign any such Confirmation and return the same to the New Subscriber (it being understood and agreed, however, that such Confirmation is solely provided as a summary of the terms and conditions of the Disbursement, as applicable, and that the terms set forth in this Supplemental Bond Subscription Agreement shall be effective and enforceable against the Issuer regardless of whether or not the Issuer signs the related Confirmation);

(i)The Issuer shall send to the New Subscriber a Private Placement Offer which shall include the Fixed Interest Rate set and the price of par pursuant to the terms of this Section 2.01;

(j)The Bonds shall be privately placed in accordance with the Terms and Conditions;

(k)The Disbursement shall be made in the Bond Currency in accordance with the Terms and Conditions concurrently with the subscription of the Bonds; and

(l)The Issuer shall deliver to the New Subscriber a certificate documenting the subscription of the Bonds, within 5 Local Business Days following the Disbursement Date.

Section 2.02. Interest. Subject to Section 2.04 (Default Interest Rate) of the Master Bond Subscription Agreement, the Issuer shall pay interest on the Bonds from time to time at the Fixed Interest Rate as set in accordance with this Section 2.02 (Interest), Section 2.02 (Disbursement Procedure) and Section 2.03 (Interest) of the Master Bond Subscription Agreement and which is included in the Private Placement Offer.

(a)The Bonds will bear the Fixed Interest Rate which shall accrue on the outstanding principal amount of the Bonds from day to day commencing on the Disbursement Date and be prorated on the basis of a 360-day year for the number of days in the relevant Interest Period, such number to be calculated as follows:

Fixed Base Rate+Relevant Spread = Fixed Interest Rate.

(b)Interest shall be payable in arrears on the Interest Payment Date immediately following the end of the Interest Period or the first Business Day following the end of that Interest Period.

(c)The determination by the New Subscriber, from time to time, of the applicable Fixed Interest Rate shall be final and conclusive and bind the Issuer (unless the Issuer shows to the New Subscriber's satisfaction that the determination involves manifest error).

Section 2.03. Repayment.

Subject to Section 1.04 (Business Day Adjustment) of the Master Bond Subscription Agreement, the Issuer shall repay the outstanding principal amount of the Bonds in 9 consecutive equal semiannual installments, the first of such installments becoming due on the Interest Payment Date closer to the 36-month anniversary of the Disbursement Date.

Section 2.04. Prepayment.

(a)The Issuer may prepay the Bonds in accordance with Section 2.06 (Prepayment) of the Master Bond Subscription Agreement.

(b)Amounts of principal prepaid under this Section 2.04 and Section 2.06 (Prepayment) of the Master Bond Subscription Agreement shall determine a pro-rata reduction of the relevant installments to be paid by the Issuer for the repayment of the outstanding principal amount of the Bonds.

Section 2.05. Fees and Other Payments. (a) The Issuer shall pay to the New Subscriber:

(i)	a front-end fee equal to 0.5% of the New Subscriber's Commitment, to be paid on the Business Day immediately preceding the date on which the Issuer sends the Private Placement Offer;
(ii)

a commitment fee equal to 1% per annum on that part of the New Subscriber's Commitment that from time to time has not been disbursed or canceled, beginning to accrue on the date of this Supplemental Bond Subscription Agreement, prorated on the basis of a 360-day year for the actual number of days elapsed and payable, in arrears, on the first Interest Payment Date; and

(iii)	a cancellation fee equal to 2% of the New Subscriber's Commitment if the Issuer cancels the Bonds from the signing of the relevant Supplemental Bond Subscription Agreement to the Disbursement.

Section 2.06. Currency and Place of Payments. The Issuer shall make all payments of principal, interest, fees and any other amount due to the New Subscriber under this Supplemental Bond Subscription Agreement in accordance with Section 2.08 (Currency and Place of Payments) of the Master Bond Subscription Agreement, in the Bond Currency, in same day funds, to the account of the New Subscriber at [  ], [  ], [         ]for credit to the New Subscriber's account number unless a different account has been designated from time to time by the New Subscriber.

Section 2.07. Suspension and Cancellation. (a) The New Subscriber may, by notice to the Issuer, suspend or cancel the right of the Issuer in relation to the New Subscriber's Commitment:

(i)

if the first Disbursement has not been made on or before 90 days upon the execution of this Supplemental Bond Subscription Agreement due to (A) the Issuer's failure to request the Disbursement by delivering the Notice of Intention to the New Subscriber, or (B) the non-fulfillment of the conditions indicated in Section 4.01 (Conditions of Subscription);

(ii)

if any Event of Default or Potential Event of Default has occurred and is continuing or if the Event of Default specified in Section 6.02 (d) (Events of Default) is, in the reasonable opinion of the New Subscriber imminent;

(iii)	if any event or condition has occurred which has or can be reasonably expected to have a Material Adverse Effect;
(iv)	if the interest rate in the Private Placement Offer is lower than the Indicative Rate; and
(v)	at any time after 90 days upon the execution of this Supplemental Bond Subscription Agreement.

(b)Upon the giving of any such notice, the right of the Issuer in relation to the New Subscriber's Commitment shall be suspended or canceled, at .the option of the New Subscriber.The exercise by the New Subscriber of its right of suspension shall not preclude the New Subscriber from exercising its right of cancellation, either for the same or any other reason specified in Section 2.07(a) and shall not limit any other provision of this Supplemental Bond Subscription Agreement or the Master Bonds Subscription Agreement. Upon any cancellation the Issuer shall pay to the New Subscriber all fees and other amounts accrued (whether or not then due and payable) under this Supplemental Bond Subscription Agreement up to the date of that cancellation.

Section 2.08 Taxes. [The Issuer shall pay or cause to be paid all Taxes (other than Taxes, if any, payable on the overall income of the New Subscriber) on or in connection with the payment of all amounts due under this Supplemental Bond Subscription Agreement, the Bonds and the other Transaction Documents, and make all payments under this Supplemental Bond Subscription Agreement, the Bonds and the other Transaction Documents without deducting any present or future taxes whatsoever by whomsoever levied or imposed in connection with the payment of any amount under this Supplemental Bond Subscription Agreement, the Bonds and the other Transaction Documents; provided that, if the Issuer is prevented from making payments without deduction, the Issuer shall, in each case, pay to the New Subscriber an increased amount such that, after deduction, the New Subscriber receives the full amount they would have received had that payment been made without deduction.]5

Section 2.09. Expenses. [(a) The Issuer shall pay, or reimburse the New Subscriber for any amount paid by the New Subscriber on account of, all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents and any other documents related to them.]6

(b)The Issuer shall pay to the New Subscriber or as the New Subscriber may direct, the fees and expenses of the New Subscriber's counsel, accountants and consultants incurred in connection with the preparation, review, execution, translation and, where appropriate, registration of the Transaction Documents and any other documents related to them; (ii) the preparation, administration and implementation by the New Subscriber of the investment provided for in this Supplemental Bond Subscription Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any Transaction Document; (iii) the giving of any legal opinions required by the New Subscriber under this Supplemental Bond Subscription Agreement and any other Transaction Document; and (iv) the occurrence of any Event of Default or Potential Event of Default.

(c)The Issuer shall pay to the New Subscriber, or as the New Subscriber may direct, the costs and expenses incurred by the New Subscriber in relation to efforts to enforce or protect its rights under this Supplemental Bond Subscription Agreement and any Transaction Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants' fees.

(d)In the event the parties hereto agree to amend or waive any provision of the Transaction Documents, or to restructure in whole or in part the Commitment and the Bonds and/or the Additional Bonds, the New Subscriber and the Issuer shall negotiate in good faith a compensation fee payable to the New Subscriber for any additional work devoted by the New Subscriber's staff during such amendment, waiver or restructuring, including the fees and expenses of the New Subscriber's counsel, accountants and consultants.

Section 2.10. Accession by the New Subscriber. By signing this Supplemental Bond Subscription Agreement and the Accession Deed the New Subscriber agrees to be bound by the Master Bond Subscription Agreement and the other Transaction Documents to which the New Subscriber is a party.

ARTICLE III

Common Terms

Section 3.01. Representations and Warranties.

(a)The representations and warranties set out in Section 3.01 (Representations and Warranties) of the Master Bond Subscription Agreement are incorporated herein by reference and shall be made and are deemed to be made herein, mutatis mutandis, for the benefit of the New Subscriber as if set out in this Supplemental Bond Subscription Agreement in full.

5 Section to be adapted in relation to the New Subscriber and agreed between the Issuer and the New Subscriber.

6 Section to be adapted in relation to the New Subscriber and agreed between the Issuer and the New Subscriber.

(b)The Issuer acknowledges that the New Subscriber enter into this Supplemental Bond Subscription Agreement and the other Transaction Documents to which it is a party on the basis of, and in full reliance on, each of the representations and warranties referred to in Section 3.01 (Representations and Warranties) of the Master Bond Subscription Agreement.

Section 3.02. Conditions of Subscription.

The obligation of the New Subscriber to subscribe Additional Bonds and make a Disbursement is subject to the fulfillment prior to or concurrently with the subscription of the Additional Bonds and making of the Disbursement of the conditions set forth in Section 4.01 (Conditions of Subscription) of the Master Bond Subscription Agreement.

Section 3.03. Covenants.

(a)All the covenants set out in Article V (Particular Covenants) of the Master Bond Subscription Agreement are incorporated herein by reference and shall apply herein, mutatis mutandis, for the benefit of the New Subscriber as if set out in this Supplemental Bond Subscription Agreement in full.

(b)The Issuer undertakes to cause the proceeds of the Bonds to be applied to [provide a preliminary description of Eligible Sub-loans, Eligible Sub-projects, and Eligible Sub-borrowers] and to provide evidence to that effect to the New Subscriber.

Section 3.04. Events of Default.

(a)The Events of Default set out in Section 6.02 (Events of Default) of the Master Bond Subscription Agreement are incorporated herein by reference and shall each constitute an event of default under this Supplemental Bond Subscription Agreement.

(b)If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), the New Subscriber may, by notice to the Issuer, require the Issuer to repay any and all the outstanding principal amount of the Bonds immediately. On receipt of any such notice, the Issuer shall immediately repay the outstanding principal amount of the Additional Bonds and pay all accrued interest thereon, the Prepayment Premium, the Make Whole Amount and any other amounts payable under the Master Bond Subscription Agreement, provided that the Prepayment Premium shall not be applicable if acceleration occurred (only) as a consequence of the Event of Default set forth in Section 6.02 (e) of the Master Bond Subscription Agreement, or any other Transaction Document. The Issuer waives any right it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.

(c)If the Issuer is in any of the situations described in Section 6.02 (e) of the Master Bond Subscription Agreement, the Additional Bonds, all interest accrued on it and any other amounts payable under this Supplemental Bond Subscription Agreement and the other Transaction Documents will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Issuer waives.

ARTICLE IV

Miscellaneous

Section 4.01. Notices.

Any notice, request or other communication to be given or made to the New Subscriber under this Supplemental Bond Subscription Agreement or under any other Transaction Document in accordance with Section 7.02 (Notices) of the Master Bond Subscription Agreement to:

[Name of New Subscriber]

Facsimile:	( - )
Attention:	]

Section 4.02. Term of Agreement.

This Supplemental Bond Subscription Agreement shall continue in force until the entire amount due under the Additional Bonds has been fully paid in accordance with its provisions.

Section 4.03. Saving of Rights.

Section 7.01 (Saving of Rights) of the Master Bond Subscription Agreement is incorporated herein by reference and shall apply herein, mutatis mutandis, as if set out in this Supplemental Bond Subscription Agreement in full.

Section 4.04. Applicable Law and Jurisdiction.

(a)This Supplemental Bond Subscription Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

(b)Section 7.04 (Applicable Law and Jurisdiction) of the Master Bond Subscription Agreement is incorporated herein by reference and shall apply herein, mutatis mutandis, as if set out in this Supplemental Bond Subscription Agreement in full.

Section 4.05. Disclosure of Information. Section 7.05 (Disclosure of Information) of the Master Bond Subscription Agreement is incorporated herein by reference and shall apply herein, mutatis mutandis, as if set out in this Supplemental Bond Subscription Agreement in full.

Section 4.06. Successors and Assignees.

(a)This Supplemental Bond Subscription Agreement binds and benefits the respective successors and assignees of the parties. However, the Issuer may not assign or delegate any of its rights or obligations under this Supplemental Bond Subscription Agreement without the prior consent of the New Subscriber.

(b)Any Subscriber may sell, transfer, assign, novate or otherwise dispose of all or part of its rights or obligations under this Supplemental Bond Subscription Agreement.

Section 4.07. Amendments. Waivers and Consents. (a) No provision of this Supplemental Bond Subscription Agreement may be amended, supplemented, modified or waived, except by a written instrument signed by the parties to this Supplemental Bond Subscription Agreement.

(b)Any waiver or amendment, supplement or modification made or entered into in accordance with Section 4.07(a) shall be binding upon the parties to this Supplemental Bond Subscription Agreement.

Section 4.08. Indemnification; No Consequential Damages. Section 7.08 (Indemnification; No Consequential Damages) of the Master Bond Subscription Agreement is incorporated herein by reference and shall apply herein, mutatis mutandis, as if set out in this Supplemental Bond Subscription Agreement in full.

Section 4.09. Counterparts. This Supplemental Bond Subscription Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

Section 4.10. English Language. (a) All documents to be provided or communications to be given or made under this Supplemental Bond Subscription Agreement shall be in the English language.

(b)To the extent that the original version of any document to be provided, or communication to be given or made, to the New Subscriber under this Supplemental Bond Subscription Agreement is in a language other than English, that document or communication shall be accompanied or followed (no later than five Business Days since the delivery date of the relevant document in a language other than the English language) by an English translation certified by an Authorized Representative to be a true and correct translation of the original. The New Subscriber may, if it so requires, obtain an English translation of any document or communication received in a language other than English at the cost and expense of the Issuer.

(signature page follows)

IN WITNESS WHEREOF, the parties have caused this Supplemental Bond Subscription Agreement to be signed in their respective names as of the date first above written.

BANCO DE GALICIA Y BUENOS AIRES S.A.

By:
Name:
Title:

By:
Name:
Title:

[NAME OF NEW SUBSCRIBER]

By:
Name:
Title:

By:
Name:
Title:

Annex 1 to Supplemental Bond

Subscription Agreement for New Subscribers

FORM OF DEED OF ACCESSION

(See Section 2.01 of the Agreement)

DEED OF ACCESSION (the "Deed of Accession") dated [        ], 20[  ] between:

1.[NAME OF NEW SUBSCRIBER] (the "New Subscriber"),

2.BANCO DE GALICIA Y BUENOS AIRES S.A., a banking institution organized and existing under the laws of the Republic of Argentina (the "Issuer"), and

3.INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the Republic of Argentina ("IFC").

The parties hereby agree as follows:

1.

This Deed of Accession refers to the Master Bond Subscription Agreement dated March 23, 2018 between the Issuer and IFC (the "Master Bond Subscription Agreement") and the Supplemental Bond Subscription Agreement dated [          ],20l [     ] among the Issuer and the New Subscriber (the "Supplemental Bond Subscription Agreement"), and is made pursuant to Section 7.09 (Accession by New Subscribers) of the Master Bond Subscription Agreement and Section 2.10 (Accession by the New Subscriber) of the Supplemental Bond Subscription Agreement. Terms used in the Master Bond Subscription Agreement or in the Supplemental Bond Subscription Agreement shall have the same meanings when used in this Deed of Accession.

(i)	The New Subscriber confirms that it has been given and has read a copy of the Master Bond Subscription Agreement.
(ii)	Each of the parties agree and acknowledge that, on execution of the Deed of Accession by all parties to it, the New Subscriber will be bound by the Master Bond Subscription Agreement.
2.

The representations and warranties made by the Issuer in Article III (Representations and Warranties) of the Master Bond Subscription Agreement are true and correct in all material respects on and as of the date of this Deed of Accession with the same effect as if those representations and warranties had been made on and as of the date of this Deed of Accession (but in the case of Section 3.0l(c) (Representations and Warranties), without the words in parentheses).

3.	This Deed of Accession and all matters arising from or connected with it is governed by and shall be construed in accordance with the laws of the State of New York, United States of America.

IN WITNESS WHEREOF this Deed has been executed by the undersigned and is intended to be and is hereby delivered on the date first above written.

[NAME OF NEW SUBSCRIBER]

By:
Name:
Title:

BANCO DE GALICIA Y BUENOS AIRES S.A.

By:
Name:
Title:

By:
Name:
Title:

INTERNATIONAL FINANCE CORPORATION

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE 5

FORM OF SERVICE OF PROCESS LETTER

(See Section 4.01 (1) of the Agreement)

[Letterhead of Agent for Service of Process]

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

Attention: Director, Global Financial Markets

Investment No. 41090

ARGENTINA: BANCO DE GALICIA Y BUENOS AIRES S.A.

Ladies and Gentlemen:

Reference is made to Section 7.04 of the Master Bond Subscription Agreement dated March 23, 2018 (the "Agreement") between Banco de Galicia y Buenos Aires S.A. (the "Issuer") and International Finance Corporation ("IFC"). Unless otherwise defined herein, capitalized terms used herein shall have the meaning specified in the Agreement.

Pursuant to Section 7.04 (d) of the Agreement, the Issuer has irrevocably designated and appointed the undersigned, CT Corporation System with offices currently located at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States of America, as its authorized agent to receive for and on its behalf service of process in any legal action or proceeding with respect to the Agreement in the courts of the United States of America for the Southern District of New York or in the courts if the State of New York located in the Borough of Manhattan.

The undersigned hereby informs you that it has irrevocably accepted that appointment as process agent as set forth in Section 7.04 (d) of the Agreement, from        7 until         8 and agrees with you that the undersigned (i) shall inform IFC promptly in writing of any change of its address in New York, (ii) shall perform its obligations as such process agent in accordance with the relevant provisions of Section 7.04 of the Agreement, and (iii) shall forward promptly to the Issuer any legal process received by the undersigned in its capacity as process agent.

7 Insert date of effectiveness of appointment.

8 [Insert date which is 3 months after the last repayment of the Bonds].

As process agent, the undersigned and its successor or successors agree to discharge the above mentioned obligations and will not refuse fulfillment of such obligations as provided under Section 7.04 (d) of the Agreement.

Very truly yours,

CT CORPORATION SYSTEM

By:
Name:
Title:

cc: BANCO DE GALICIA Y BUENOS AIRES S.A.

SCHEDULE 6

FORM OF LETTER TO ISSUER'S AUDITORS

(See Section 4.01 (k) and Section 5.01 (c) of the Agreement)

[Issuer's Letterhead]

[Date]

[NAME OF AUDITORS]

[ADDRESS]

Investment No. 41090

Republic of Argentina: BANCO DE GALICIA Y BUENOS AIRES S.A.

Ladies and Gentlemen:

We hereby authorize and request you to give to International Finance Corporation ("IFC") of 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433, United States of America, all such information as IFC may reasonably request with regard to (i) the financial statements of the undersigned company, both audited and unaudited, and (ii) any management letter and other communications from you to our company or its management, all of which we have agreed to supply under the terms of a Master Bond Subscription Agreement between the undersigned company and IFC dated March 23, 2018 (the "Agreement"). For your information, we enclose a copy of the Agreement.

For our records, please ensure that you send us (i) a copy of all written communications you receive from IFC immediately upon receipt thereof, and (ii) a copy of all communications made by you to IFC immediately upon issuance thereof.

Yours truly,

BANCO DE GALICIA Y BUENOS AIRES S.A.

By:
Name:
Title:	[Authorized Representative]*

Enclosure

cc:	Director, Department International Finance Corporation 2121 Pennsylvania Avenue, N.W. Washington, D.C. 20433 United States of America

*As named in the Issuer's Certificate of Incumbency and Authority (see Schedule 1).

SCHEDULE 7

FORM OF ANNUAL REVIEW OF OPERATIONS REPORT

(See Section 5.04 (b)(iv) of the Agreement)

(1)	Sponsors and Shareholdings. Information on significant changes in share ownership of the Issuer, the reasons for such changes, and the identity of major new shareholders.
(2)

Country Conditions and Government Policy. Report on any material changes in local conditions, including government policy changes, that directly affect the Issuer (e.g. changes in government economic strategy, taxation, foreign exchange availability, price controls, and other areas of regulations.)

(3)

Management and Technology. Information on significant changes in (i) the Issuer's senior management or organizational structure, and (ii) technology used by the Issuer, including technical assistance arrangements.

(4)	Corporate Strategy. Description of any changes to the Issuer's corporate or operational strategy, including changes in products, degree of integration, and business emphasis.
(5)	Markets. Brief analysis of changes in Issuer's market conditions (both domestic and export, if so applicable), with emphasis on changes in market share and degree of competition.
(6)

Operating Performance. Discussion of major factors affecting the year's financial results (sales by value and volume, operating and financial costs, profit margins, capacity utilization, capital expenditure, etc.).

(7)	Financial Condition. Key financial ratios for previous year, compared with ratios covenanted in the Agreement.
(8)	Development Impact Indicators. Provide the following data related to the Eligible Sub-loans.

Eligible Sub-loans.	2018	2019	2020	2021	2022	2023	2024	2025
Volume outstanding (US$)
Number of loans (#)

SCHEDULE 8

FORM OF PORTFOLIO REPORT

(See Section 5.04(b)(v) of the Agreement)

Table 1.

Name of Financial Institution
Institution ID
Country
Total Number of Employees in your financial institution
of which female employees:
Total Number of Clients
Individual Clients
Microenterprises Clients (please provide definition below)
SME Clients (please provide definition below)
Corporate Clients
Government Clients
Other
Out of Total Number of clients
Mobile Money clients
Internet Banking clients
Out of Total Number of Clients, women / women-owned (if available)
Individual Clients
Microenterprises Clients
SME Clients
Specify your definition of the following :
“Microenterprise clients”
“SME clients”
“Women-owned firm”
Delivery Channels
Number of Branches
Number of Sub-Branches / Kiosks / Outlets
Number of Agents
Number of ATMs
Number of POS Terminals

Table 2

Loan Portfolio Reporting Table

Please provide loan data in US dollars in grey cells, using the Year end exchange rate

Loan data for fiscal year ("the Year"), ending on:

Exchange rate used (local currency units per 1 US Dollar):

		Outstanding Loan Balance (at the end of last fiscal year)		Past Due Loans Over 90 Days (at the end of last fiscal year)		Total actual / estimated number
LOANS (based on a size AT ORIGINATION)	Number of clients in each loan/loan size category (#)	Number of Loans (#)	Amount (US Dollars)	Number of Loans (#)	Amount (US Dollars	of full-time employees employed by clients (#) (if available)
RETAIL LOANS	0	0
Mortgage Loans	0		$—		$—
Purchase of Newly Constructed Houses
Purchase of Existing Houses
Home Equity Loans/Improvements
Student Loans
Other Retail Loans
COMMERCIAL LOANS (MSME & Corporate)	25	0	0	0	0
US$0 - US$1,000
US$1,001 - US$10,000
US$10,001 - US$100,000
US$100,001 - US$1,000,000
US$1,000,001 - US$2,000,000
>US$2,000,000
TOTAL LOAN PORTFOLIO	25	0	$—	0	$—	0
o/w Climate/Green Financing Portfolio
Gender-disaggregated loan data (if available). Mandatory for Banking on Women and Blended Finance Program Clients.
LOANS TO WOMEN-OWNED ENTERPRISES [OUT OF TOTAL COMMERCIAL]		0	$—	0	$—	0
US$0 - US$1,000
US$1,001 - US$10,000
US$10,001 - US$100,000
US$100,001 - US$1,000,000
US$1,000,001 - US$2,000,000
>US$2,000,000
Please Respond to below questions using drop-down menu and leaving comments as needed
Please explain what the women-owned enterprise data is based on:			Please select what applies by clicking here
			Gender Data
Please explain what the full-time employees data is based on:			Please select what applies by clicking here
			Job Data
Comments:

Note: Please use the pre-established loan size categories from this table as IFC will aggregate the data across clients, thus requires this for comparability.

Table 3.

Liability Accounts Portfolio Reporting Table (deposits, current / transactional accounts, e-money accounts, etc):

The objective of this table is to describe the breakdown of your liability accounts

Please provide data in US dollars, using the exchange rate at the end of the last fiscal year.

Validate Liabilities Tab

		Outstanding Balance at the end of last fiscal year
ACCOUNTS (LIABILITY) Deposits, current / transactional accounts, e-money accounts, etc)	Number of clients	Number of accounts	Amount in US$
PORTFOLIO OF LIABILITY ACCOUNTS - TOTAL	0	0	$—
Individuals
Micro enterprises
Commercial (SMEs)
Corporate
Government (local and federal)
Gender-disaggregated data (if available). Mandatory for Banking on Women and Blended Finance Program Clients
LIABILITY ACCOUNTS BY WOMEN-OWNED ENTERPRISES [OUT OF TOTAL]	0	0	$—
Individuals
Micro enterprises
Commercial (SMEs)

Guidelines for completing these tables

Table 1. Number of Employees, Clients and Delivery Channels

•

In the first section, please, provide total number of employees in your financial institution at the end of fiscal year. The unit of account is a permanent full-time equivalent paid job. Please include part time employees in equivalents (e.g., two part-time jobs = one full-time job)

•	Total Number of Clients includes all the commercial and retail borrowers, depositors, credit/debit card users, etc. Please avoid double counting and provide total number of unique client/customer IDs.
•	Number of Individual Clients - Individual/retail customers that use financial services for personal financial needs.
•	Number of Microenterprise Clients - Customers that use financial services for micro business purposes (based on the client's judgment and definition of a Microenterprise client).
•	Number of SME Clients - Commercial small and medium enterprises (SME) customers that use any financial services for the needs of SMEs (per the client’s definition of SME)
•	Number of Corporate Clients - Commercial clients representing larger enterprises that use financial services for the needs of their corporations (per the client's definition of a Corporate client).
•	Number of Government Clients - Customers who use financial services for government financial needs.
•	Number of Mobile Banking Clients - Customers receiving banking services through the mobile banking channel (using mobile phones, smart phones, etc.).
•	Number of Internet Banking Clients - Customers receiving banking services through the Internet banking channel (on-line banking customers, etc.).
•	Number of Women among Individual Clients - Individual/retail female customers that use financial services for personal financial needs.
•	Number of Women-owned Microenterprises Clients - Customers that use financial services for micro business purposes (based the client's judgment definition of a women-owned Microenterprise client).
•

Number of Women-owned SME Clients - Commercial small and medium enterprises (SME) customers that use any financial services for the needs of women-owned SMEs (per the client's definition of women-owned SME)

•

Number of Women-owned Corporate Clients - Commercial clients representing larger enterprises that use financial services for the needs of the women-owned corporations (per the client's definition of a corporate client).

•	Provide your financial institution definitions for 'Microenterprise clients’,’SME clients', 'Womenowned enterprise/firm’.
•	Delivery Channels - Channels through which your financial institution delivers financial services to the clients/customers.
•	Sub-Branches / Kiosks / Outlets - Small branches/outlets/kiosks that provide limited face-to-face and automated financial services to its customers.
•	Agents - Individuals affiliated with the financial institution that are authorized to provide financial services to the customers on behalf of the bank/financial institution.
•	ATMs - Automatic teller machines that customers use to receive basic services, such as making deposits and cash withdrawals from remote locations, available twenty-four hours a day.
•

POS Terminals - Point of Sales Terminal - type of electronic-transaction terminal, including a computer, a cash register and other equipment or software used for selling goods or services. A place where a retail transaction is completed. It is the point at which a customer makes a payment to the merchant in exchange for goods or services (credit/debit card payment/reading machines, etc.).

Table 2. Loan Portfolio

•	Please provide data as of the final day of the financial institution's financial year unless otherwise specified.
•	Provide data in US Dollars, using the exchange rate (Local Currency/US$) at the end of the financial institution's financial year if applicable.
•

Total Loan portfolio in this section represent all loans issued by your financial institution and which have an outstanding balance greater than zero at the end of fiscal year. It should be equal to the Total Loan Book of your institution.

•

It is important that the table be filled in exactly as it is presented above, using the pre-established loan size categories as IFC will be aggregating data across clients and requires this for comparability.

•

Loans should be put into loan type categories based on the size of the loan at origination. For example, for a $150,000 loan at origination, of which $50,000 is outstanding at the end of fiscal year, the $50,000 outstanding loan should be included in the US$100,001-US$1,000,000 row (not the US$10,001 - US$100,000 row).

•	Loans to individuals for business purposes should be included in commercial loans, not consumer loans.
•	Purchase of Newly Constructed Houses - Loans to purchase newly constructed houses and loans for homes under construction.
•	Home Equity Loans - Consumer loans secured by a house.
•	Other Retail Loans - Consumer loans, credit cards, auto loans, and others.
•

Climate/Green Finance Aggregated Loan Data - Total loan amounts outstanding for Retail/SME/Commercial/Corporate to finance loans for Renewable Energy (biomass, geothermal, hydro, solar, wind, ocean, etc.); Wastes (waste-to-energy, recycling, waste management, solid and hazardous waste disposal, etc.); Energy and energy efficiency (cogeneration, energy distribution for renewables, energy efficient products, industrial energy efficiency, smart grid, etc.); Green buildings; Green products and materials; Carbon capture & storage; Transport (rail, urban rail/metro, electric vehicles, hybrids, alternative fuel vehicles, bus Rapid Transit, bicycle, biofuels, biofuels for aviation, transport logistics, etc.); Water (water efficiency/conservation, water supply, wastewater treatment, etc.); Adaptation (adaptation of infrastructure, conservation, bio-system adaptation, disaster prevention/risk management, etc.); Environment protection (soil remediation, pollution control, prevention and treatment, biodiversity conservation, ecological restoration, nature protection, etc.); Sustainable land management (sustainable agriculture, sustainable forestry, etc.)

•

Provide the commercial loan data for women-owned enterprises. For certain projects that involve the financing specifically for women or blended finance these data may be mandatory, for other cases it is desirable.

•

Confirm/provide the definition/source of the reported women-owned enterprise loan data by selecting from the following drop-down menu options: actual loan data based on IFC definition (see below); actual loan data based on our own definition (specify the definition in the comments); no data on women is available; estimated loan data (specify the methodology in the comments); estimated loan data provided (specify the methodology in the comments), but we plan to report on actual data soon; no data on women available, but we plan to track this data soon. Please leave a comment on any other/unusual aspects of the women-owned data, or aberrations from these guidelines.

•

IFC definition for loans to woman-owned enterprises - loans issued for commercial purposes and not for personal use to women-owned enterprises. According to IFC, a woman-owned enterprise is: (a)> 51 % owned by woman/women; or (b)> 20% owned by woman/women; and have > 1 woman as CEO/COO (President/Vice-President); and have > 30% of the board of directors comprised of women where a board exists

•

Provide the total number of employees (full-time employee equivalent) in the companies associated with each loan exposure size (loan size at origination category).For example, how many employees the client companies that receive loans $10,001-$100,000 employ? These data are optional but highly desirable. This can be estimated or actual data.

•

Confirm/provide the definition/source of the reported number of employees data by selecting from the following drop-down menu options: actual # employees data from MIS; estimated # employees based on recordings in the loan files; estimated data (specify the estimation methodology); estimated data (specify the estimation methodology), but we plan to report on actual data soon; no data is available; no data is available, but we plan to track this data in the future; other (please leave a comment). Please leave a comment on any other/unusual aspects of the number of employees' data, or aberrations from these guidelines.

•	IFC may add optional survey to inquire about certain aspects of development impact data.
•	IFC may change/adjust the data collection template based on the evolving needs for monitoring and evaluation of IFC’ s development impact.
•

For overdue loans (usually 90 days overdue) please report total loan amounts outstanding for loans on which payments have been delinquent (and not just the overdue portion) as of end of fiscal year. Please do not include penalties, interests, and fees in the outstanding balances. For Housing Loans please include any over 90 days past due loans and/or loans that have missed 3 housing payments.

•	Please provide comments on any unusual aspects of the date in this table, or aberrations from these guidelines.

Table 3. Liability Accounts

•

In this table please provide number of clients that have opened current / transactional accounts, interest bearing accounts, e-money accounts in each category: Individuals, Micro, SME, Corporate, and Government. Exclude client having only loan type accounts.

•	Provide number and volume of the accounts such clients hold.
•

Please also provide the data for women and women-owned enterprises. For certain projects that involve the financing specifically for women or blended finance these data may be mandatory, for other cases it is desirable.

Notes

•	IFC may modify from time to time the above indicators based on evidence building to meet the development impact monitoring demands of IFC and the World Bank Group.
•	IFC may outsource the collection of the above information to 3rd party vendors subject to appropriate confidentiality agreements.

SCHEDULE 9

FORM OF S&E PERFORMANCE REPORT

(See Section 5.04 (d) of the Agreement)

Annual Environmental & Social Performance Report for Financial Intermediary (FI) Clients (Targeted Use of IFC Funds – e.g. Credit Lines, Risk Sharing Facility)

Name of Organization
Completed by (name):
Position in organization:	Date:
Reporting period	From:	To:

Introduction

IFC’s Investment/Legal Agreement(s) requires Client/Issuer to prepare a comprehensive Annual Environmental and Social Performance Report (AEPR) describing (i) the implementation and operation of the Environmental and Social Management System (ESMS), and (ii) the environmental and social performance of the sub-borrowers/clients of the Financial Institution. This document comprises IFC’s preferred format for E&S performance reporting. The following template may be supplemented with annexes as appropriate to ensure all relevant information on project performance is reported.

Content:

•	Client’s Representation Statement by authorized representative
•	Performance Standard 1: ESMS
•	Performance Standard 2: Labor and Working Conditions; and Life, Fire and Safety
•	Client’s Feedback
•	Portfolio Information

Notes:

(1)

Please provide responses to all questions and as detailed information as possible to avoid follow-up requests. If information is not available, please provide a brief explanation. Please ensure all documents were required (as indicated) are attached to your AEPR.

(2)

A selected number of questions (indicated with*) requires the provision of client specific information. If you are not allowed as per the local legislation to share information such as the name of the client, please indicate so and use ‘Client 1, 2, 3,..’ instead of the name.

Part 1: Client’s Representation Statement by authorized representative

I	(name) in my role of (position) and representing Client/Issuer’s certify that

a)	Beyond what is reported in this AEPR for the current reporting period, to the best of my knowledge and belief, after due inquiry I confirm:

•	There are no material social and environmental risks and issues in respect of the relevant financing operations other than those identified through the application of the ESMS.
•

(Add name of Bank) has not received nor is aware of (a) any existing or threatened complaint, order, directive, claim, citation or notice from any authority, or (b) any material written communication from any person concerning the failure by any client/sub-borrower to undertake its operations and activities in accordance with the E&S requirements.

•	We have not amended, waived or materially restricted the scope or effect of the ESMS.
•	There have been no changes in the scope of the relevant financing operations since the loan/shareholders agreement with IFC has been signed.

•

We are using all reasonable efforts to ensure the continued operation of the ESMS to identify, assess and manage the social and environmental performance of the relevant financing operations in compliance with the E&S requirements.

•

If a client/sub-borrower has not undertaken its activities in accordance with the E&S requirements, we have (a) agreed with the client/sub-borrower to undertake corrective actions to remedy these, (ii) if the client/sub-borrower failed to implement the corrective actions used all reasonable efforts to dispose of the client/sub-borrower.

•

We have informed IFC during the reporting period of all proposed Cat A activities we have become aware of and ensured that the ESMS has sufficient capacity to review the E&S performance of these activities.

•

We have informed IFC of all social, labor, health and safety, security or environmental incident, accidents or circumstance in relations to any client/sub-borrower in accordance with the legal agreements.

b)

All information contained in this AEPR is true, complete and accurate in all respects at the time of submission and no such document or material omitted any information the omission of which would have made such document or material misleading.

Signature	Date

Part 2: Performance Standard 1: Development and Implementation of Environmental and Social Management System

A)	POLICIES AND PROCEDURES

2.1) Does your organization have a functioning ESMS which was approved by senior management during the reporting period?

☐	Yes	☐	No	Date of Approval:

If yes, please attach a copy of the ESMS to this report.

2.2)

If there has been an ESMS already in place and agreed upon with lFC, have there been any revisions/updates to the ESMS (policy and/or procedures) adopted by your organization during the reporting period?

☐	Yes	☐	No

If yes, please provide the details of the revisions made and reasons for the same

(i)

(ii)

(iii)

(iv)

Please attach a copy of the revised ESMS.

2.3) Please describe your loan/credit review process and how E&S assessments have been incorporated into this process (only in case it was not provided earlier)

Credit Review Proces:

E&S Assessment Process (including assessment of compliance with Exclusion List, national laws and the Performance Standards, if applicable):

2.4) Please provide three sample internal E&S assessment reports conducted for projects considered in the year under review.

Documents provided:

(i)

(ii)

(iii)

2.5) Please provide the following information regarding the E&S Risk profile of the portfolio supported by IFC and E&S assessments undertaken.

Type of Financing	Number of Loans in Portfolio	Number of Loans Screened For E&S issues to date	Number of Loans screened for E&S issues during the reporting period	Number of Loans/Clients categorized as			Number of Accidents/ Incidents reported by clients during the reporting period	Number of field visits conducted by staff to review E&S aspects during loan appraisal	Number of field visits conducted by staff to review E&S aspects after loan appraisal (monitoring)
Renewable Energy				A	B	C
Energy Efficiency
Water Efficiency
Green Building

2.6) Please give details of any transactions rejected on environmental, health, safety or social grounds during the reporting period.

Number of Loans/Clients:

Details including name of clients and reasons for rejection*:

(i)

(ii)

(iii)

2.7) Please provide details of loans/clients in portfolio that have become Non-Performing Loans (NPLs) due to E&S issues during the reporting period (indicate if information is not available).

Number of Loans/Clients:

Details including name of clients and reasons for becoming NFL ’s*:

(i)

(ii)

(iii)

B)	E&S CAPACITY

2.8) Please provide the name and contact information of the Environmental Officer or Coordinator who has the overall responsibility for the implementation of ESMS.

Name:

Contact Information:

Position:

2.9)   Please provide details of any other core persons in the organization involved with ESMS implementation (name, contact details, position), (including internal staff and external consultants if utilized).

(i)

(ii)

2.10) Please describe the training or learning activities the Environmental Officer/Coordinator/other E&S staff, as well as other staff attended in the year under review.

(i)E&S staff:

(ii)Other staff:

2.11)  Please provide information on your training programs available to new and existing staff, training materials developed and budget allocation for ESMS development and implementation during the reporting period:

(iii)Training Programs:

(iv)Budget allocation (e.g. including for external consultants, training etc.):

C)	MONITORING

2.12) Do you require clients to provide any E&S reports?

☐	Yes	☐	No	☐	Sometimes

If yes, describe the monitoring requirements:

If yes, please provide two of such reports provided within the last year.

2.13)  Please describe how you monitor the E&S performance of clients after credit disbursement, including compliance with national laws and applicable Performance Standards and implementation of corrective action plans (only required if not provided earlier already).

Monitoring Procedure:

Please provide three sample monitoring reports conducted for projects by staff to review environmental and social aspects.

Documents provided:

(i)

(ii)

(iii)

2.14)  Please give details of any material adverse environmental and social issues associated with clients during the reporting period. Include details of any major accidents/incident, non-compliances, fines levied, negative media attention, complaints raised against your clients etc.

(i)

(ii)

(iii)

D)	REPORTING AND AUDITING

2.15)  Please describe your internal process for reporting social and environmental issues to Senior Management, including which information is provided. (If your internal reporting process had already been discussed and agreed upon with IFC, please provide details on where it is included in your ESMS).

If newly developed or revised, describe your Reporting Process and information provided:

Indicate in which section of the ESMS your reporting mechanism is included:

2.16) Has your organization conducted any internal audit of the implementation of the ESMS?

☐	Yes	☐	No

If yes, please provide the following details of the audit:

Date of audit:

Findings of the audit:

Recommendations from the audit:

E)	EXTERNAL COMMUNICATION MECHANISM

2.17) Do you have a mechanism in place to receive, register and respond to external communication regarding your activities? Describe the mechanism and how often it has been used.
☐	Yes	☐	No

If yes, please provide the following information:

Decsribtion of mechanism including how you screen, assess and adress concerncs received, as well as track and document them internally:

Number of complaints/inquiries to date:

Number of complaints/inquiries received during the reporting period:

Key issues raised in complaints/inquires:

Part 3: Performance Standard 2: Labor and Working Conditions; and Life, Fire and Safety Measures

3.1) Were your organization’s HR Policy and Procedures revised in the year under review?

☐	Yes	☐	No

If yes please describe in detail the changes to the previous policy/procedures.

(i)

(ii)

(iii)

Please attach a copy of the revised HR Policy/Procedures

3.2)  Were there any labor-related issues in the year under review? (Labor issues include – e.g. court cases, union disputes, staff grievances, sexual harassment complaints, negative media report on labor issues). Did your organization retrench a substantial[9] number of employees in the year under review?

Labor related Issues:

If yes, please provide details.

(i)

(ii)

(iii)

Retrenchment:

☐	Yes	☐	No

If yes, please provide details on the retrenchment:

(i)Number of employees retrenched:

(ii)Cause of retrenchment:

(iii)Retrenchment plan:

3.3)  Did you retain valid Fire Safety permits for all buildings during the reporting period and undertake regular fire drills? Have there been any fire incidents during the reporting period in any of your offices or branches?

Fire Safety Permits valid:

☐	Yes	☐	No

If no, please provide details:

Fire Incidents:

☐	Yes	☐	No

If yes, please provide the following:

Details of the incident including cause of fire:

Corrective Actions taken:

Please attach a copy of the Fire Incident report

9 Substantial means retrenchment of more than 50 persons or 5% of the total number of employees within a three month period

3. Client’s Feedback

Please check the box that best represents your evaluation of the support received from IFC. On dealing with E&S aspects of the investment, how effective in your opinion has IFC been?

Areas of IFC Assistance:	No opinion	Excellent level of support	Above expectations	As reasonably expected	Below what was expected	Comments
To help you understand the business case for good E&S risk management	☐	☐	☐	☐	☐
To provide you with guidance for the development of your ESMS and the implementation of the Environmental and Social Action Plan (ESAP)	☐	☐	☐	☐	☐
To support you during and share the outcomes of IFC’ s appraisal and supervision visits to your institutions and on agreeing on corrective actions	☐	☐	☐	☐	☐
To demonstrate flexibility and creativity to guide you in the management of E&S issues	☐	☐	☐	☐	☐
Other Feedback you would like to provide:

What are currently the key difficulties/challenges your institution faces in the establishment and implementation of adequate E&S risk management practices? What support is needed and/or has been identified to address these?

Part 5: Portfolio Information

(b) 5.1) FI Business Lines and portfolio distribution, including for portfolio supported by IFC and the FIs entire portfolio

Portfolio	Product line	Description	Total exposure outstanding for most recent FY year end (in US$)	Percentage of entire portfolio	Average loan or transaction size (in US$)	Smallest and Largest loan or transaction size (in US$)
Portfolio supported by IFC	Renewable Energy
Energy Efficiency
Water Efficiency
Green Building
Financial Institution’s Entire Portfolio	to be provided by the client, e.g. retail, SME, corporate finance, trade etc.

Total

(c) 5.2) Exposure by Industry Sectors

Please provide information on your portfolio based on industry sectors. If this sector breakdown does not match your portfolio reporting, please use any other standard classification, e.g. format required by local Central Bank or Banking Regulatory Authority.

Industrial Sector	Total Bank Portfolio	Portfolio Supported by IFC		SME Lending		Corporate/Project finance
	Outstanding Exposure (in US$)	Outstanding Exposure (in US$)	% of Total Bank Portfolio	Outstanding Exposure (in US$)	%of SME Portfolio	Outstanding Exposure (in US$)	%of Corporate/ Project Finance Portfolio
Animal Production
Apparel
Chemicals
Collective Investment Vehicles
Common Carriers
Construction and Real Estate
Consumer Goods
Crop Production
Electrical Equipment, Appliances and Components
Fabric Mills
Fabricated Metal Product Manufacturing
Finance & Insurance
Finishing (Dyeing, Printing, Finishing, etc.)
Fishing
Food & Beverages
Forestry
Furniture and Related Products
Integrated Textile Operation (Spinning, Weaving/Knitting, but no Garment)
Internet Projects
Leather and Allied Products
Machinery and Other Industrial
Nonmetallic Mineral Product Manufacturing
Oil, Gas and Mining
Plastics & Rubber
Primary Metals
Printing & Publishing
Pulp & Paper
Spinning (Yam, Including Integrated with Fiber Production)
Telecommunications
Textiles - Others
Transport Service
Transportation Equipment
Utilities
Warehousing & Storage

Wholesale and Retail Trade covering any of the following. Gasoline stations, dry cleaners, printing, large auto and truck fleets, photographic film processing and any operations involving the use of any chemical of biological wastes or materials

Wood Products
Total

5.3)Exclusion List Exposure: if any, please provide the following information on exposures in your portfolio of clients substantially involved in IFC excluded activities. (Please include both details of activities financed with IFC funds and from your own funds).

Type of Excluded Activity	Outstanding Exposure in US$	Outstanding Exposure in % of Portfolio	Name of Company*	Type of Financing provided	Loan Due Date	Activity Financed from IFC Funds/Ass et Class? (yes/no)	Steps taken to reduce exposure (if agree upon with IFC)

1. Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements, or subject to international bans, such as pharmaceuticals, pesticides/herbicides, ozone depleting substances, PCB's, wildlife or products regulated under CITES.

2. Production or trade in weapons and munitions
3. Production or trade in alcoholic beverages (excluding beer and wine)
4. Production or trade in tobacco.
5. Gambling, casinos and equivalent enterprises

6. Production or trade in radioactive materials. This does not apply to the purchase of medical equipment, quality control (measurement) equipment and any equipment where IFC considers the radioactive source to be trivial and/or adequately shielded.

7. Production or trade in unbonded asbestos fibers. This does not apply to purchase and use of bonded asbestos cement sheeting where the asbestos content is less than 20%.
8. Drift net fishing in the marine environment using nets in excess of 2.5 km. in length.

9. Production or activities involving harmful or exploitative forms of forced labor (Forced labor means all work or service, not voluntarily performed that is extracted from an individual under threat of force or penalty)/harmful child labor.

10. Commercial logging operations for use in primary tropical moist forest
11. Production or trade in wood or other forestry products other than from sustainably managed forests.
Total for the Bank

5.4)Please provide the below information regarding your top 25 Exposures financed under the Green Bond (Please provide all the information required.)

	Company/ Project name*	Type of Financing (Overdraft, Term Loan etc.)	Tenor of Financing (months	Value of exposure (US $ mm)	Industry Sector	E&S Risk Category assigned (A, B, C, Fl)	Key E&S risks and impacts identified	Corrective Action(s) identified and included in the legal agreement	Status of Corrective Action Plan implementation	Any key reputational risk associated with the company
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25

* If you are not allowed as per the local legislation to share information such as the name of the client, please indicate so and use ‘Client 1, 2, 3, ..’ instead of the name.

SCHEDULE 10

FORM OF ELIGIBLE SUB-LOANS REPORT

(See Section 5.04 (m) of the Agreement)

	Initial Eligible Sub-loan Amount	Outstanding Eligible Sub-loan Amount	Expected Impact	Interest Rate*	Origination Date	Maturity Date	Industry	BCRA Rating	Assets**	Annual Sales**	Description of Use of Proceeds and Eligible Sub- project	Collateral***
Eligible Sub-borrower 1
Eligible Sub-borrower 2
Eligible Sub-borrower 3
Eligible Sub-borrower 4

* Specify if fixed or floating.

** USD equivalent as of latest date available.

*** Detailed description of the collateral, including latest valuation, latest valuation date, and valuation method used.